Financial Appendix

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-2

Consolidated Statements of Income for the Years ended December 31, 2007, 2006, and 2005	F-3

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income for the Years ended December 31, 2007, 2006, and 2005	F-4

Consolidated Statements of Cash Flows for the Years ended December 31, 2007, 2006, and 2005	F-5

Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-42

Management’s Report on Internal Control Over Financial Reporting	F-43

Report of Independent Registered Public Accounting Firm	F-44

Selected Financial Data	F-45

Financial Review	F-46

Summary of Quarterly Financial Data (Unaudited)	F-78

Consolidated Balance Sheets

(In thousands, except share data)
	December 31,
	2007	2006

ASSETS
Cash and due from banks, including $18,946 and $41,337 in 2007 and 2006, respectively, on deposit to meet Federal Reserve requirements	$682,583	713,053
Interest earning deposits with banks	10,950	19,315
Federal funds sold and securities purchased under resale agreements	76,086	101,091
Trading account assets	17,803	15,266
Mortgage loans held for sale	153,437	175,042
Investment securities available for sale	3,666,974	3,352,357

Loans, net of unearned income	26,498,585	24,654,552
Allowance for loan losses	(367,613)	(314,459)

Loans, net	26,130,972	24,340,093

Premises and equipment, net	547,437	481,415
Goodwill	519,138	515,719
Other intangible assets, net	28,007	35,693
Other assets	1,185,065	832,280
Assets of discontinued operations	—	1,384,856

Total assets	$33,018,452	31,966,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing retail and commercial deposits	$3,472,423	3,545,766
Interest bearing retail and commercial deposits	18,199,997	17,968,202

Total retail and commercial deposits	21,672,420	21,513,968
Brokered time deposits	3,287,396	3,014,495

Total deposits	24,959,816	24,528,463
Federal funds purchased and securities sold under repurchase agreements	2,319,412	1,582,487
Long-term debt	1,890,235	1,343,358
Other liabilities	407,399	432,279
Liabilities of and minority interest in discontinued operations	—	370,943

Total liabilities	29,576,862	28,257,530

Shareholders’ equity:
Common stock — $1.00 par value. Authorized 600,000,000 shares; issued 335,529,482 in 2007 and 331,213,913 in 2006; outstanding 329,867,944 in 2007 and 325,552,375 in 2006	335,529	331,214
Additional paid-in capital	1,101,209	1,033,055
Treasury stock, at cost — 5,661,538 shares	(113,944)	(113,944)
Accumulated other comprehensive income (loss)	31,439	(2,129)
Retained earnings	2,087,357	2,460,454

Total shareholders’ equity	3,441,590	3,708,650

Total liabilities and shareholders’ equity	$33,018,452	31,966,180

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(In thousands, except per share data)
	Years Ended December 31,
	2007	2006	2005

Interest income:
Loans, including fees	$2,046,239	1,859,914	1,375,264
Investment securities available for sale:
U.S. Treasury and U.S. Government agency securities	89,597	69,834	53,037
Mortgage-backed securities	67,744	52,469	40,287
State and municipal securities	8,095	9,208	10,072
Other investments	7,290	6,915	5,547
Trading account assets	3,418	2,691	642
Mortgage loans held for sale	9,659	8,638	7,304
Federal funds sold and securities purchased under resale agreements	5,258	6,422	4,082
Interest earning deposits with banks	1,104	375	26

Total interest income	2,238,404	2,016,466	1,496,261

Interest expense:
Deposits	912,472	746,669	408,405
Federal funds purchased and securities sold under repurchase agreements	92,970	72,958	34,342
Long-term debt	84,014	71,050	88,299

Total interest expense	1,089,456	890,677	531,046

Net interest income	1,148,948	1,125,789	965,215
Provision for losses on loans	170,208	75,148	82,532

Net interest income after provision for losses on loans	978,740	1,050,641	882,683

Non-interest income:
Service charges on deposit accounts	112,142	112,417	109,960
Fiduciary and asset management fees	50,761	48,627	45,454
Brokerage and investment banking revenue	31,980	26,729	24,487
Mortgage banking income	27,006	29,255	28,682
Bankcard fees	47,770	44,303	38,813
Net gains (losses) on sales of available for sale investment securities	980	(2,118)	463
Other fee income	39,307	38,743	34,148
Other operating income	79,082	61,474	45,407

Total non-interest income	389,028	359,430	327,414

Non-interest expense:
Salaries and other personnel expense	455,158	450,373	370,223
Net occupancy and equipment expense	112,888	100,270	90,549
Other operating expenses	235,248	213,890	185,985
Visa litigation expense	36,800	—	—

Total non-interest expense	840,094	764,533	646,757

Income from continuing operations before income taxes	527,674	645,538	563,340
Income tax expense	184,739	230,435	204,290

Income from continuing operations	342,935	415,103	359,050
Income from discontinued operations, net of income taxes and minority interest	183,370	201,814	157,396

Net income	$526,305	616,917	516,446

Basic earnings per share:
Income from continuing operations	$1.05	1.29	1.15

Net income	1.61	1.92	1.66

Diluted earnings per share:
Income from continuing operations	$1.04	1.28	1.14

Net income	1.60	1.90	1.64

Weighted average shares outstanding:
Basic	326,849	321,241	311,495

Diluted	329,863	324,232	314,815

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

(In thousands, except per share data)
						Accumulated
			Additional			Other
Years Ended December 31,	Shares	Common	Paid-In	Treasury	Unearned	Comprehensive	Retained
2007, 2006, and 2005	Issued	Stock	Capital	Stock	Compensation	Income (Loss)	Earnings	Total

Balance at December 31, 2004	315,636	$315,636	628,396	(113,944)	(106)	8,903	1,802,404	2,641,289
Net income	—	—	—	—	—	—	516,446	516,446
Other comprehensive loss, net of tax:
Net unrealized loss on cash flow hedges	—	—	—	—	—	(2,240)	—	(2,240)
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	(28,354)	—	(28,354)
Loss on foreign currency translation	—	—	—	—	—	(7,845)	—	(7,845)

Other comprehensive loss	—	—	—	—	—	(38,439)	—	(38,439)

Comprehensive income	—	—	—	—	—	—	—	478,007

Cash dividends declared — $.73 per share	—	—	—	—	—	—	(227,663)	(227,663)
Issuance of restricted stock	146	146	3,807	—	(3,953)	—	—	—
Amortization of unearned compensation	—	—	—	—	933	—	—	933
Stock options exercised	2,506	2,506	40,619	—	—	—	—	43,125
Stock option tax benefit	—	—	9,505	—	—	—	—	9,505
Ownership change at majority-owned subsidiary	—	—	3,907	—	—	—	—	3,907
Issuance of common stock for acquisitions	8	8	218	—	—	—	—	226
Issuance of common stock under commitment to charitable foundation	5	5	(5)	—	—	—	—	—

Balance at December 31, 2005	318,301	318,301	686,447	(113,944)	(3,126)	(29,536)	2,091,187	2,949,329
SAB No. 108 adjustment to opening shareholders’ equity	—	—	—	—	—	826	3,434	4,260
Postretirement unfunded health benefit obligation from adoption of SFAS No. 158, net of tax	—	—	—	—	—	(3,212)	—	(3,212)
Net Income	—	—	—	—	—	—	616,917	616,917
Other comprehensive income, net of tax:
Net unrealized gain on cash flow hedges	—	—	—	—	—	3,650	—	3,650
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	13,268	—	13,268
Gain on foreign currency translation	—	—	—	—	—	12,875	—	12,875

Other comprehensive income	—	—	—	—	—	29,793	—	29,793

Comprehensive income	—	—	—	—	—	—	—	646,710

Cash dividends declared — $.78 per share	—	—	—	—	—	—	(251,084)	(251,084)
Reclassification of unearned compensation to additional paid-in capital upon adoption of SFAS No. 123(R)	—	—	(3,126)	—	3,126	—	—	—
Issuance of restricted stock	610	610	(610)	—	—	—	—	—
Share-based compensation expense	—	—	23,373	—	—	—	—	23,373
Stock options exercised	3,459	3,459	62,051	—	—	—	—	65,510
Stock option tax benefit	—	—	11,390	—	—	—	—	11,390
Ownership change at majority-owned subsidiary	—	—	6,031	—	—	—	—	6,031
Issuance of common stock for acquisitions	8,844	8,844	247,499	—	—	—	—	256,343

Balance at December 31, 2006	331,214	331,214	1,033,055	(113,944)	—	(2,129)	2,460,454	3,708,650
Cumulative effect of adoption of FIN No. 48		—	—	—	—	—	(230)	(230)
Net income	—	—	—	—	—	—	526,305	526,305
Other comprehensive income, net of tax:
Net unrealized gain on cash flow hedges	—	—	—	—	—	18,334	—	18,334
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	31,251	—	31,251
Amortization of postretirement unfunded health benefit, net of tax	—	—	—	—	—	817	—	817
Gain on foreign currency translation	—	—	—		—	6,151		6,151

Other comprehensive income	—	—	—	—	—	56,553	—	56,553

Comprehensive income	—	—	—	—	—	—	—	582,858

Cash dividends declared — $.82 per share	—	—	—	—	—	—	(269,082)	(269,082)
Issuance of restricted stock	552	552	(552)	—	—	—	—	—
Share-based compensation expense	—	—	21,540	—	—	—	—	21,540
Stock options exercised	3,702	3,702	60,148	—	—	—	—	63,850
Stock option tax benefit	—	—	15,937	—	—	—	—	15,937
Issuance of common stock for acquisitions	61	61	2,054	—	—	—	—	2,115
Spin-off of TSYS			(30,973)	—	—	(22,985)	(630,090)	(684,048)

Balance at December 31, 2007	335,529	$335,529	1,101,209	(113,944)	—	31,439	2,087,357	3,441,590

See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows

(In thousands)
	Years Ended December 31,
	2007	2006	2005

Operating Activities
Net income	$526,305	616,917	516,446
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on loans	170,208	75,148	82,532
Depreciation, amortization, and accretion, net	208,270	231,288	193,152
Equity in income of equity investments	(10,463)	(14,726)	(6,135)
Deferred income tax (benefit) expense	(28,057)	(44,970)	(53,575)
Increase in interest receivable	(11,774)	(84,457)	(40,853)
Increase in interest payable	830	74,422	23,363
Minority interest in subsidiaries’ net income	47,521	48,102	37,381
Decrease (increase) in trading account assets	(2,537)	12,056	(27,322)
Originations of mortgage loans held for sale	(1,328,905)	(1,550,099)	(1,414,357)
Proceeds from sales of mortgage loans held for sale	1,378,999	1,547,765	1,415,213
Gain on sale of mortgage loans held for sale	(27,105)	(29,211)	(23,835)
Increase in prepaid and other assets	(192,921)	(150,668)	(80,982)
(Decrease) increase in accrued salaries and benefits	(33,428)	6,781	37,953
Increase (decrease) in other liabilities	(68,906)	6,719	(26,422)
Net (gains) losses on sales of available for sale investment securities	(980)	2,118	(463)
Gain on sale of loans	—	(1,975)	—
Gain on sale of other assets	(6,303)	(5,436)	—
Increase in fair value of private equity investments	(16,497)	(6,346)	—
Gain from transfer of mutual funds	(6,885)	—	—
Visa litigation expense	36,800	—	—
Share-based compensation	36,509	27,163	1,999
Excess tax benefit from share-based payment arrangements	(14,066)	(10,460)	—
Impairment of developed software	1,740	—	3,619
Other, net	7,410	39,330	(10,506)

Net cash provided by operating activities	665,765	789,461	627,208

Investing Activities
Net cash paid for acquisitions	(12,552)	(53,664)	(56,995)
Net (increase) decrease in interest earning deposits with banks	8,365	(16,409)	1,173
Net (increase) decrease in federal funds sold and securities purchased under resale agreements	25,005	(27,387)	66,549
Proceeds from maturities and principal collections of investment securities available for sale	721,679	676,492	660,085
Proceeds from sales of investment securities available for sale	25,482	130,457	50,048
Purchases of investment securities available for sale	(1,015,303)	(1,051,733)	(1,019,585)
Proceeds from sale of commercial loans	—	32,813	—
Net increase in loans	(2,071,602)	(2,498,467)	(1,990,774)
Purchases of premises and equipment	(168,202)	(140,143)	(106,674)
Proceeds from disposals of premises and equipment	790	1,201	1,708
Net proceeds from transfer of mutual funds	6,885	—	—
Proceeds from sale of other assets	—	5,632	—
Additions to other intangible assets	—	(6,446)	—
Contract acquisition costs	(22,740)	(42,452)	(19,468)
Additions to licensed computer software from vendors	(33,382)	(11,858)	(12,875)
Additions to internally developed computer software	(17,785)	(13,973)	(22,602)
Dividend paid by TSYS to minority shareholders	(126,717)	(9,765)	(7,492)

Net cash used in investing activities	(2,680,077)	(3,025,702)	(2,456,902)

Financing Activities
Net increase in demand and savings deposits	666,484	948,033	1,354,258
Net increase in certificates of deposit	3,263	1,738,743	852,639
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	736,925	361,401	(49,411)
Principal repayments on long-term debt	(294,269)	(760,937)	(617,177)
Proceeds from issuance of long-term debt	1,087,079	127,203	672,666
Excess tax benefit from share-based payment arrangements	14,066	10,460	—
Dividends paid to shareholders	(264,930)	(244,654)	(224,303)
Proceeds from issuance of common stock	63,850	65,510	43,125

Net cash provided by financing activities	2,012,468	2,245,759	2,031,797

Effect of exchange rate changes on cash and cash equivalent balances held in foreign currencies	4,970	(429)	(4,252)

Increase in cash and cash equivalents	3,126	9,089	197,851
Cash retained by TSYS	(210,518)	—	—
Cash and due from banks at beginning of year	889,975	880,886	683,035

Cash and due from banks at end of year	$682,583	889,975	880,886

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1  Summary of Significant Accounting Policies

Business Operations

The consolidated financial statements of Synovus include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries. Synovus provides integrated financial services including banking, financial management, insurance, mortgage, and leasing services through 37 wholly-owned affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee.

Basis of Presentation

The accounting and reporting policies of Synovus conform to U.S. generally accepted accounting principles and to general practices within the banking and financial services industries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses; the valuation of other real estate; the valuation of long-lived assets, goodwill, and other intangible assets; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of certain impaired loans and other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

On December 31, 2007, Synovus completed the tax-free spin-off of Total System Services, Inc. (TSYS) common stock to Synovus shareholders. Accordingly, the results of operations and assets and liabilities of Synovus’ former majority owned subsidiary, TSYS, have been reported as discontinued operations. As a result of the spin-off of TSYS, Synovus has only one business segment as defined by Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Synovus’ statement of cash flows for the years ended December 31, 2007, 2006 and 2005 include, without segregation, cash flows of both continuing operations and discontinued operations. See Note 2 for further discussion of discontinued operations and the TSYS spin-off.

Following is a description of the more significant of Synovus’ accounting and reporting policies.

Cash Flow Information

Supplemental disclosure of cash flow information is as follows:

	Years Ended December 31,
(In millions)	2007	2006	2005

Cash paid during the year for:
Income taxes	$440.7	391.4	323.0
Interest	1,068.9	806.4	505.7
Non-cash investing and financing activities:
Loans receivable transferred to other real estate	111.1	33.0	20.0
Loans charged off to allowance for loan losses	131.2	72.8	67.2
Common stock issued in business combinations	1.9	240.6	0.2

The tax-free spin-off of TSYS common stock completed on December 31, 2007 represents a $684.0 million non-cash distribution of the net assets of TSYS, net of minority interest, to Synovus shareholders.

Federal Funds Sold, Federal Funds Purchased, Securities Purchased Under Resale Agreements, and Securities Sold Under Repurchase Agreements

Federal funds sold, federal funds purchased, securities purchased under resale agreements, and securities sold under repurchase agreements generally mature in one day.

Trading Account Assets

Trading account assets, which include both debt and equity securities, are reported at fair value. Fair value adjustments and fees from trading account activities are included as a component of other fee income. Gains and losses realized from the sale of trading account assets are determined by specific identification and are included as a component of other fee income on the trade date. Interest income on trading assets is reported as a component of interest income.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of aggregate cost or fair value, unless they are hedged by forward sales commitments in which case they are carried at fair value. Fair value is based on forward sales commitments, or upon quoted prices from secondary market investors. No valuation allowances were required at December 31, 2007 or 2006. The

Notes to Consolidated Financial Statements

cost of mortgage loans held for sale is the mortgage note amount less discounts and unearned fees.

Investment Securities Available for Sale

Available for sale securities are recorded at fair value. Fair value is determined at a specific point in time, based on quoted market prices. Unrealized gains and losses on securities available for sale, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity, within accumulated other comprehensive income (loss), until realized.

A decline in the fair market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

Gains and losses on sales of investment securities are recognized on the settlement date, based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is inconsequential.

Loans and Interest Income

Loans are reported at principal amounts outstanding less unearned income, net deferred fees and expenses, and the allowance for loan losses.

Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income on substantially all other loans is recognized on a level yield basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest is accrued on impaired loans as long as such loans do not meet the criteria for nonaccrual classification.

Allowance for Loan Losses

The allowance for loan losses is established through the provision for losses on loans charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the probable loss within the loan portfolio. This analysis includes consideration of loan portfolio quality, historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of impaired loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require the subsidiary banks to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding a borrowers’ ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, it is placed on nonaccrual status and the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral less estimated selling costs is used to determine the amount of impairment. Estimated losses on collateral dependent impaired loans are typically charged off. Estimated losses on all other impaired loans are included in the allowance for loan losses through a charge to the provision for losses on loans.

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, and loans that are measured at fair value or at the lower of cost or fair value. The allowance for loan losses for loans not considered impaired and for large pools of smaller-balance,

Notes to Consolidated Financial Statements

homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, individual loan risk ratings, loan concentrations, and historical charge-off trends.

Premises and Equipment

Premises and equipment, including leasehold improvements and purchased internal-use software, are reported at cost, less accumulated depreciation and amortization which are computed using the straight-line method over the estimated useful lives of the related assets. The Company reviews long-lived assets, such as premises and equipment, for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets

Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased companies, is tested for impairment at least annually. Synovus has established its annual impairment test date as June 30. To test for goodwill impairment, Synovus identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Synovus then compares the carrying value of each unit to its fair value to determine whether impairment exists. No impairment losses have been recorded as a result of Synovus’ annual goodwill impairment analyses during the years ended December 31, 2007, 2006, and 2005. Due to a higher level of credit losses during the second half of 2007, Synovus retested goodwill for impairment as of December 31, 2007. No impairment losses were identified as a result of the December 31, 2007 test.

Identifiable intangible assets relate primarily to core deposit premiums, resulting from the valuation of core deposit intangibles acquired in business combinations or in the purchase of branch offices, customer relationships, and customer contract premiums resulting from the acquisition of investment advisory and transaction processing businesses. These identifiable intangible assets are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposits, customer relationships, or contracts acquired. Amortization periods range from 3 to 15 years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.

Goodwill and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. With the exception of goodwill, recoverability of the intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets based on the discounted expected future cash flows to be generated by the assets. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

Other Assets

Other assets include accrued interest receivable and other significant balances as described below.

Investments in Company-Owned Life Insurance Programs

Investments in company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other operating income.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of other operating expenses.

Private Equity Investments

Private equity investments are recorded at fair value on the balance sheet with realized and unrealized gains and losses included in other operating income in the results of operations in accordance with AICPA Audit and Accounting Guide for Investment Companies. For private equity investments, Synovus uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as recent or proposed purchase or sale of debt or equity of Synovus, pricing by other dealers in similar securities, size of position held, liquidity of the market and changes in economic conditions affecting the issuer are used in the final determination of estimated fair value.

Notes to Consolidated Financial Statements

Derivative Instruments

Synovus’ risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus’ objective in maintaining these policies is to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133,” all derivative instruments are recorded on the consolidated balance sheet at their respective fair values.

The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the hedged item is reported initially as a component of accumulated other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss on the derivative instrument, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings in the period of change. At December 31, 2007, Synovus does not have any derivative instruments which are measured for ineffectiveness using the short-cut method.

With the exception of commitments to fund and sell fixed-rate mortgage loans and derivatives utilized to meet the financing, interest rate and equity risk management needs of its customers, all derivatives utilized by Synovus to manage its interest rate sensitivity are designed as either a hedge of a recognized fixed-rate asset or liability (a fair value hedge), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (cash flow hedge). Synovus does not speculate using derivative instruments.

Synovus utilizes interest rate swap agreements to hedge the fair value risk of fixed-rate balance sheet liabilities, primarily deposit liabilities. Fair value risk is measured as the volatility in the value of these liabilities as interest rates change. Interest rate swaps entered into to manage this risk are designed to have the same notional value, as well as similar interest rates and interest calculation methods. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments based on the notional amount of the swap agreements. Swap agreements structured in this manner allow Synovus to effectively hedge the fair value risks of these fixed-rate liabilities. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other operating income.

Synovus is potentially exposed to cash flow risk due to its holding of loans whose interest payments are based on floating rate indices. Synovus monitors changes in these exposures and their impact on its risk management activities and uses interest rate swap agreements to hedge the cash flow risk. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments. The maturity date of the agreement with the longest remaining term to maturity is July 9, 2012. These agreements allow Synovus to offset the variability of floating rate loan interest received with the variable interest payments paid on the interest rate swaps. The ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as other operating income.

In 2005, Synovus entered into certain forward starting swap contracts to hedge the cash flow risk of certain forecasted interest payments on a forecasted debt issuance. Upon the determination to issue debt, Synovus was potentially exposed to cash flow risk due to changes in market interest rates prior to the placement of the debt. The forward starting swaps allowed Synovus to hedge this exposure. Upon placement of the debt, these swaps were cash settled concurrent with the pricing of the debt. The effective portion of the cash flow hedge previously included in accumulated other comprehensive income is being amortized over the life of the debt issue as an adjustment to interest expense.

By using derivatives to hedge fair value and cash flow risks, Synovus exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus minimizes credit risk by dealing with highly rated counterparties, and by obtaining collateralization for exposures above certain predetermined limits.

Notes to Consolidated Financial Statements

Synovus also holds derivative instruments which consist of commitments to fund fixed-rate mortgage loans to customers (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus’ objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the commitments to fund the fixed-rate mortgage loans and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments being recorded in current period earnings. Certain forward sales commitments are accounted for as hedges of mortgage loans held for sale.

Synovus also enters into derivative financial instruments to meet the financing, interest rate and equity risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions to minimize interest rate and equity price risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. These instruments, and their offsetting positions, are recorded in other assets and other liabilities on the consolidated balance sheets.

Non-Interest Income

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of non-sufficient funds fees, account analysis fees, and other service charges on deposits which consist primarily of monthly account fees. Non-sufficient funds fees are recognized at the time when the account overdraft occurs. Account analysis fees consist of fees charged to certain commercial demand deposit accounts based upon account activity (and reduced by a credit which is based upon cash levels in the account). These fees, as well as monthly account fees, are recorded under the accrual method of accounting.

Fiduciary and Asset Management Fees

Fiduciary and asset management fees are generally determined based upon market values of assets under management as of a specified date during the period. These fees are recorded under the accrual method of accounting as the services are performed.

Brokerage and Investment Banking Revenue

Brokerage revenue consists primarily of commission income, which represents the spread between buy and sell transactions processed, and net fees charged to customers on a transaction basis for buy and sell transactions processed. Commission income is recorded on a trade-date basis. Brokerage revenue also includes portfolio management fees which represent monthly fees charged on a contractual basis to customers for the management of their investment portfolios and are recorded under the accrual method of accounting.

Investment banking revenue represents fees for services arising from securities offerings or placements in which Synovus acts as the agent. It also includes fees earned from providing advisory services. Revenue is recognized at the time the underwriting is completed and the revenue is reasonably determinable.

Mortgage Banking Income

Mortgage banking income consists primarily of gains and losses from the sale of mortgage loans. Mortgage loans are sold servicing released, without recourse or continuing involvement and satisfy SFAS No. 140 criteria for sale accounting. Gains (losses) on the sale of mortgage loans are determined and recognized at the time the sale proceeds are received and represent the difference between net sales proceeds and the carrying value of the loans at the time of sale adjusted for recourse obligations, if any, retained by Synovus.

Bankcard Fees

Bankcard fees consist primarily of interchange and merchant fees earned, net of fees paid, on debit card and credit card transactions. Net fees are recognized into income as they are collected.

Income Taxes

Synovus files a consolidated federal tax return with its wholly-owned and significant majority owned subsidiaries. Synovus accounts for income taxes in accordance with the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances against the carrying amount of a deferred tax asset are established when necessary to reflect the decreased likelihood of full realization of a deferred tax asset in the future. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Synovus adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (FIN 48) as of January 1, 2007. FIN 48 establishes a single model to address accounting for uncertain

Notes to Consolidated Financial Statements

tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 provides a two-step process in the evaluation of a tax position. The first step is recognition. A company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including a resolution of any related appeals or litigation processes, based upon the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Upon adoption as of January 1, 2007, Synovus recognized a $1.4 million decrease in the liability for uncertain tax positions, with a corresponding increase in retained earnings of $1.4 million as a cumulative effect adjustment.

Significant estimates used in accounting for income taxes relate to the determination of taxable income, the determination of temporary differences between book and tax bases, as well as estimates on the realizability of tax credits.

Share-Based Compensation

Synovus adopted SFAS No. 123R, “Share-Based Payment”, effective January 1, 2006 and elected to use the modified prospective transition method. SFAS No. 123R was effective for all unvested awards at January 1, 2006 and for all awards granted or modified, repurchased, or cancelled after that date. This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize compensation expense over the future service period.

Prior to adoption of SFAS No. 123R, Synovus accounted for its fixed share-based compensation in accordance with the provisions set forth in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In accordance with APB Opinion No. 25, compensation expense was recorded on the grant date only to the extent that the current market price of the underlying stock exceeded the exercise price on the grant date.

Postretirement Benefits

Synovus sponsors a defined benefit health care plan for substantially all of its employees and early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, computer software, equity method investments, goodwill and other intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Recently Adopted Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also permits election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event, on an instrument-by-instrument basis. The provisions of this statement were effective for all financial instruments acquired or issued after the beginning of the entity’s first fiscal year that began after September 15, 2006. Synovus adopted the provisions of SFAS No. 155 effective January 1, 2007. The impact of adoption of SFAS No. 155

Notes to Consolidated Financial Statements

was not material to Synovus’ financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The provisions of this statement were effective as of the beginning of the first fiscal year that began after September 15, 2006. Synovus adopted the provisions of SFAS No. 156 effective January 1, 2007. The impact of adoption of SFAS No. 156 was not material to Synovus’ financial position, results of operations or cash flows.

In September 2006, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4” (EITF 06-5). EITF 06-5 requires that a determination of the amount that could be realized under an insurance contract should (1) consider any additional amounts beyond cash surrender value included in the contractual terms of the policy and (2) be based on an assumed surrender at the individual policy or certificate level, unless all policies or certificates are required to be surrendered as a group. Synovus adopted EITF 06-05 effective January 1, 2007. The impact of adoption of EITF 06-05 was not material to Synovus’ financial position, results of operations or cash flows.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” In December 2006, Synovus adopted the provisions of SAB No. 108, which clarifies the way that a company should evaluate an identified unadjusted error for materiality. SAB No. 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements — the “rollover” approach and the “iron curtain” approach. The rollover approach, which is the approach that Synovus previously used, quantifies a misstatement based on the amount of the error originating in the current year income statement. Thus, this approach ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The primary weakness of the iron curtain approach is that it does not consider the correction of prior year misstatements in the current year to be errors.

Using the rollover approach resulted in an accumulation of misstatements to Synovus’ balance sheets that were deemed immaterial to Synovus’ financial statements because the amounts that originated in each year were quantitatively and qualitatively immaterial. Synovus has elected, as allowed under SAB No. 108, to reflect the effect of initially applying this guidance by adjusting the carrying amount of the impacted accounts as of the beginning of 2006 and recording an offsetting adjustment to the opening balance of retained earnings in 2006. Accordingly, Synovus recorded a cumulative adjustment to increase retained earnings by $3.4 million upon the adoption of SAB No. 108.

The following table presents a description of the individual adjustments included in the cumulative adjustment to retained earnings:

		Nature of
		Error
		Being	Years
(In millions)	Adjustment	Corrected	Impacted

Brokered time deposits	$(10.3)	Adjusted to reflect incorrect use of hedges	2003-2005
Deferred income tax liability	3.8	Adjusted to reflect tax effect of incorrect use of hedges	2003-2005
Accumulated other comprehensive loss	(0.8)	Adjusted to reflect incorrect use of hedges	2004-2005
Deferred income tax liability	10.7	Adjusted to reflect impact of calculation errors	1993-2005

Total increase in retained earnings	$3.4

In the first quarter of 2003, Synovus entered into interest rate swaps to hedge the fair value of certain brokered time deposits. Effectiveness was measured using the short-cut method. Upon further review of these arrangements at September 30, 2005, Synovus determined that these hedges did not qualify for the shortcut method of hedge accounting as the broker placement fee for the related certificates of deposit was factored into the pricing of the swaps. The hedging relationships were redesignated on September 30, 2005, using the cumulative dollar offset method to measure effectiveness. The

Notes to Consolidated Financial Statements

prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Brokered time deposits were increased by the amount of the cumulative fair value basis adjustment and the associated deferred tax liability was removed, resulting in a net decrease in shareholders’ equity of $6.5 million, to correct the incorrect use of hedge accounting.

In the fourth quarter of 2004, Synovus entered into certain forward starting interest rate swaps to hedge the future interest payments on debt forecasted to be issued in 2005. Synovus accounted for these arrangements as cash flow hedges. Upon further review of these arrangements, during the second quarter of 2005, it was determined that the swaps did not qualify for hedge accounting treatment. The hedging relationships were redesignated during the second quarter of 2005. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Accumulated other comprehensive losses were decreased and retained earnings were increased by $0.8 million, respectively, to correct the incorrect use of hedge accounting.

From 1993 through 2005, Synovus had errors in its calculation of deferred taxes for temporary differences related to certain business combinations and premises and equipment. The prior years’ errors were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus results of operations in any of the years impacted. The deferred income tax liability was reduced by $10.7 million to correct the calculation errors.

Reclassifications

Certain prior years amounts have been reclassified to conform to the presentation adopted in 2007.

Note 2  Discontinued Operations

Transfer of Mutual Funds

During 2007, Synovus transferred its proprietary mutual funds (Synovus Funds) to a non-affiliated third party. As a result of the transfer, Synovus received gross proceeds of $8.0 million and incurred transaction related costs of $1.1 million, resulting in a pre-tax gain of $6.9 million, or $4.2 million after-tax. The net gain has been reported as a component of income from discontinued operations on the accompanying consolidated statements of income. Financial results of the business associated with the Synovus Funds for 2007, 2006, and 2005 have not been presented as discontinued operations as such amounts are inconsequential. This business did not have significant assets, liabilities, revenues, or expenses associated with it.

TSYS Spin-Off

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. The distribution of approximately 80.6% of TSYS’ outstanding shares owned by Synovus was made to shareholders of record on December 18, 2007 (the “record date”). Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held as of the record date. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one share of TSYS common stock.

Pursuant to the agreement and plan of distribution, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600 million or $3.0309 per TSYS share based on the number of TSYS shares outstanding as of the record date of December 17, 2007. Based on the number of TSYS shares owned by Synovus as of the record date, Synovus received $483.8 million in proceeds from this one-time cash dividend. The dividend was paid on December 31, 2007.

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, are now presented as a component of income from discontinued operations. The balance sheet as of December 31, 2007 does not include assets and liabilities of TSYS, while all prior period assets and liabilities of TSYS are presented as discontinued operations.

Notes to Consolidated Financial Statements

The following amounts have been segregated from continuing operations and included in income from discontinued operations, net of income taxes and minority interest, in the consolidated statements of income:

	Years Ended December 31,
(In thousands)	2007	2006	2005

TSYS revenues	$1,835,412	1,806,604	1,615,528
TSYS income, net of minority interest and before income taxes	335,567	327,995	260,682
Income tax expense	143,668	126,181	103,286

Income from discontinued operations, net of income taxes	191,899	201,814	157,396

Spin-off related expenses incurred by Synovus, before tax	13,858	—	—
Income tax benefit	(1,129)	—	—

Spin-off related expenses incurred by Synovus, net of income tax benefit	12,729	—	—

Gain on transfer of mutual funds, before income taxes	6,885	—	—
Income tax expense	2,685	—	—

Gain on transfer of mutual funds, net of income taxes	4,200	—	—

Income from discontinued operations, net of income taxes and minority interest	$183,370	201,814	157,396

The following assets and liabilities have been segregated and included in assets of discontinued operations and liabilities of and minority interest in discontinued operations in the consolidated balance sheet as of December 31, 2006:

December 31,
(In thousands)	2006

Cash	$176,922
Interest earning deposits with banks	74
Premises and equipment, net	271,323
Contract acquisition costs and computer software, net	383,899
Goodwill, net	153,796
Other intangible assets, net	27,891
Other assets	370,951

Assets of discontinued operations	$1,384,856

Long-term debt	6,781
Other liabilities	364,162

Liabilities of and minority interest in discontinued operations	$370,943

Synovus adopted the provisions of FIN 48 as of January 1, 2007. Upon adoption, Synovus recognized a $2.0 million increase in the liability for uncertain tax positions, a corresponding decrease in minority interest of $377 thousand, and a decrease in retained earnings of $1.6 million as a cumulative effect adjustment with respect to discontinued operations.

Cash flows of discontinued operations are presented below.

	Years Ended December 31,
(In thousands)	2007	2006	2005

Cash provided by operating activities	$341,728	385,759	240,589
Cash used in investing activities	(162,476)	(164,179)	(191,819)
Cash used in financing activities	(376,685)	(69,597)	(38,755)
Effect of exchange rates on cash and cash equivalents	4,970	(429)	(4,252)

Cash (used in) provided by discontinued operations	$(192,463)	151,554	5,763

Note 3  Business Combinations

Effective on March 25, 2006, Synovus acquired all of the issued and outstanding common shares of Riverside Bancshares, Inc., the parent company of Riverside Bank (Riverside), headquartered in Marietta, Georgia. Concurrent with the acquisition, Riverside was merged into a subsidiary of Synovus, Bank of North Georgia. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Riverside Bancshares have been included in Synovus’ consolidated financial statements beginning March 25, 2006.

The aggregate purchase price was $171.4 million, consisting of 5,883,426 shares of Synovus common stock valued at $159.8 million, stock options valued at $11.4 million, and $182 thousand in direct acquisition costs. During the first quarter of 2007, Synovus completed the allocation of the purchase price

Notes to Consolidated Financial Statements

of this acquisition to the respective assets acquired, including identifiable intangible assets, and liabilities assumed.

The final purchase price allocation is presented below.

Riverside Bancshares, Inc.

(In thousands)

Cash and due from banks	$13,041
Investment securities	116,604
Loans, net	469,983
Premises and equipment	11,973
Goodwill	123,364
Core deposits premium	6,861
Other intangible assets	1,249
Other assets	22,389

Total assets acquired	765,464

Deposits*	491,739
Federal funds purchased	2,069
Securities sold under repurchase agreements	50,670
Long-term debt	37,683
Other liabilities	11,921

Total liabilities assumed	594,082

Net assets acquired	$171,382

*	Includes time deposits in the amount of $176.7 million.

Effective on April 1, 2006, Synovus acquired all of the issued and outstanding common shares of Banking Corporation of Florida, the parent company of First Florida Bank (First Florida), headquartered in Naples, Florida. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of First Florida have been included in Synovus’ consolidated financial statements beginning April 1, 2006.

The aggregate purchase price was $84.8 million, consisting of 2,938,791 shares of Synovus common stock valued at $80.1 million, stock options valued at $4.7 million and $24 thousand in direct acquisition costs. During the first quarter of 2007, Synovus completed the allocation of the purchase price of this acquisition to the respective assets acquired, including identifiable intangible assets, and liabilities assumed.

The final purchase price allocation is presented below.

Banking Corporation of Florida

(In thousands)

Cash and due from banks	$2,595
Federal funds sold	4,782
Investment securities	5,655
Loans, net	341,825
Premises and equipment	2,317
Goodwill	54,849
Core deposits premium	1,172
Other intangible assets	937
Other assets	3,655

Total assets acquired	417,787

Deposits*	321,283
Long-term debt	10,269
Other liabilities	1,405

Total liabilities assumed	332,957

Net assets acquired	$84,830

*	Includes time deposits in the amount of $231.9 million.

Note 4  Trading Account Assets

The following table summarizes trading account assets at December 31, 2007 and 2006.

(In thousands)	2007	2006

U.S. Treasury and U.S. Government agency securities	$162	830
Mortgage-backed securities	16,839	13,715
State and municipal securities	462	54
Other investments	340	667

Total	$17,803	15,266

Notes to Consolidated Financial Statements

Note 5  Investment Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale at December 31, 2007 and 2006 are summarized as follows:

	December 31, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agency securities	$1,916,005	30,639	(1,263)	1,945,381
Mortgage-backed securities	1,436,445	6,714	(12,836)	1,430,323
State and municipal securities	161,697	3,178	(319)	164,556
Equity securities	114,205	25	—	114,230
Other investments	12,560	—	(76)	12,484

Total	$3,640,912	40,556	(14,494)	3,666,974

	December 31, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agency securities	$1,783,313	4,784	(17,527)	1,770,570
Mortgage-backed securities	1,291,895	4,054	(20,591)	1,275,358
State and municipal securities	192,593	4,059	(467)	196,185
Equity securities	95,332	1,021	—	96,353
Other investments	13,976	—	(85)	13,891

Total	$3,377,109	13,918	(38,670)	3,352,357

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006 were as follows:

	December 31, 2007
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S. Government agency securities	$104,857	(218)	335,372	(1,045)	440,229	(1,263)
Mortgage-backed securities	356,124	(1,314)	527,472	(11,522)	883,596	(12,836)
State and municipal securities	8,459	(55)	12,745	(264)	21,204	(319)
Equity securities	—	—	—	—	—	—
Other investments	—	—	1,674	(76)	1,674	(76)

Total	$469,440	(1,587)	877,263	(12,907)	1,346,703	(14,494)

Notes to Consolidated Financial Statements

	December 31, 2006
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S Government agency securities	$208,942	(419)	1,118,599	(17,108)	1,327,541	(17,527)
Mortgage-backed securities	205,418	(618)	717,797	(19,973)	923,215	(20,591)
State and municipal securities	11,637	(61)	20,281	(406)	31,918	(467)
Equity securities	—	—	—	—	—	—
Other investments	926	(74)	1,001	(11)	1,927	(85)

Total	$426,923	(1,172)	1,857,678	(37,498)	2,284,601	(38,670)

U.S. Treasury and U.S. Government agency securities.  The unrealized losses in this category consist primarily of unrealized losses in direct obligations of U.S. Government agencies and were caused by interest rate increases. Because Synovus has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2007 or December 31, 2006.

Mortgage-backed securities.  The unrealized losses on investment in mortgage-backed securities were caused by interest rate increases. At December 31, 2007, all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by U.S. Government agencies. These securities are rated AAA by both Moody’s and Standard and Poor’s. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because Synovus has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2007 or December 31, 2006.

The amortized cost and estimated fair value by contractual maturity of investment securities available for sale at December 31, 2007 are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(In thousands)	Cost	Fair Value

U.S. Treasury and U.S
Government agency securities:
Within 1 year	$420,911	420,352
1 to 5 years	735,637	748,714
5 to 10 years	532,934	546,154
More than 10 years	226,523	230,161

	$1,916,005	1,945,381

Notes to Consolidated Financial Statements

	Amortized	Estimated
(In thousands)	Cost	Fair Value

State and municipal securities:
Within 1 year	$16,380	16,450
1 to 5 years	62,151	63,345
5 to 10 years	67,311	68,801
More than 10 years	15,855	15,960

	$161,697	164,556

Other investments:
Within 1 year	$850	848
1 to 5 years	1,247	1,247
5 to 10 years	1,800	1,800
More than 10 years	8,663	8,589

	$12,560	12,484

Equity securities	$114,205	114,230

Mortgage-backed securities	$1,436,445	1,430,323

Total investment securities:	$3,640,912	3,666,974

Within 1 year	$438,141	437,650
1 to 5 years	799,035	813,306
5 to 10 years	602,045	616,755
More than 10 years	251,041	254,710
Equity securities	114,205	114,230
Mortgage-backed securities	1,436,445	1,430,323

	$3,640,912	3,666,974

A summary of sales transactions in the investment securities available for sale portfolio for 2007, 2006, and 2005 is as follows:

		Gross	Gross
		Realized	Realized
(In thousands)	Proceeds	Gains	Losses

2007	$25,482	1,056	(76)
2006	130,457	—	(2,118)
2005	50,048	744	(281)

At December 31, 2007 and 2006, investment securities with a carrying value of $3.1 billion and $2.9 billion, respectively, were pledged to secure certain deposits, securities sold under repurchase agreements, and Federal Home Loan Bank (FHLB) advance, as required by law and contractual agreements.

Note 6	Loans

Loans outstanding, by classification, are summarized as follows:

	December 31,
(In thousands)	2007	2006

Commercial:
Commercial, financial, and
agricultural	$6,424,499	5,874,204
Owner occupied	4,239,639	4,054,728
Real estate — construction	8,007,794	7,517,611
Real estate — mortgage	3,875,451	3,595,798

Total commercial	22,547,383	21,042,341

Retail:
Real estate — mortgage	3,211,625	2,881,880
Retail loans — credit card	291,149	276,269
Retail loans — other	494,591	500,757

Total retail	3,997,365	3,658,906

Total loans	26,544,748	24,701,247

Unearned income	(46,163)	(46,695)

Total loans, net of unearned income	$26,498,585	24,654,552

Activity in the allowance for loan losses is summarized as follows:

	Years Ended December 31,
(In thousands)	2007	2006	2005

Balance at beginning of year	$314,459	289,612	265,745
Allowance for loan losses of acquired subsidiaries	—	9,915	—
Provision for losses on loans	170,208	75,148	82,532
Recoveries of loans previously charged off	14,155	12,590	8,561
Loans charged off	(131,209)	(72,806)	(67,226)

Balance at end of year	$367,613	314,459	289,612

At December 31, 2007, the recorded investment in loans that were considered to be impaired was $264.9 million. Included in this amount is $233.2 million of impaired loans

Notes to Consolidated Financial Statements

(which consist primarily of collateral dependent loans) for which there is no related allowance for loan losses determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance on these loans is zero because estimated losses on collateral dependent impaired loans included in this total have been charged-off. Impaired loans at December 31, 2007 also include $31.7 million of impaired loans for which the related allowance for loan losses is $6.4 million. At December 31, 2007, all impaired loans were on non-accrual status.

At December 31, 2006, the recorded investment in loans that were considered to be impaired was $42.2 million. Included in this amount was $1.7 million of impaired loans for which the related allowance for loan losses was $145 thousand, and $40.5 million of impaired loans (which consist primarily of collateral dependent loans) for which there was no related allowance for loan losses determined in accordance with SFAS No. 114.

The allowance for loan losses on impaired loans was determined using either the fair value of the loans’ collateral, less estimated selling costs, or discounted cash flows. The average recorded investment in impaired loans was approximately $148.1 million, $67.1 million, and $90.9 million for the years ended December 31, 2007, 2006, and 2005, respectively. There was no interest income recognized for the investment in impaired loans for the years ended December 31, 2007 and 2006, and the related amount of interest income recognized during the period that such loans were impaired was approximately $3.6 million for the year ended December 31, 2005.

Loans on nonaccrual status amount to $341.9 million, $96.2 million, and $80.0 million, at December 31, 2007, 2006, and 2005, respectively.

A substantial portion of the loans are secured by real estate in markets in which subsidiary banks are located throughout Georgia, Alabama, Tennessee, South Carolina, and Florida. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio, and the recovery of a substantial portion of the carrying amount of real estate owned, are susceptible to changes in market conditions in these areas.

In the ordinary course of business, Synovus’ subsidiary banks have made loans to certain executive officers and directors (including their associates) of the Parent Company and its significant subsidiaries, as defined. Significant subsidiaries consist of Columbus Bank and Trust Company, Bank of North Georgia, and The National Bank of South Carolina. Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2007.

(In thousands)

Balance at December 31, 2006	$298,409
Adjustment for executive officer and director changes	(3,377)

Adjusted balance at December 31, 2006	295,032
New loans	321,594
Repayments	(303,110)

Balance at December 31, 2007	$313,516

Note 7	Goodwill, Other Intangible Assets and Other Assets

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006. There were no impairment losses for the years ended December 31, 2007 and 2006.

(In thousands)	Goodwill

Balance as of December 31, 2005	$338,686
Goodwill acquired	177,271	(1)
Impairment losses	—
Other	(238	)(2)

Balance as of December 31, 2006	515,719
Goodwill acquired	3,419	(3)(4)
Impairment losses	—

Balance as of December 31, 2007	$519,138

(1)	For the year ended December 31, 2006, $585 thousand pertains to contingent consideration relating to the GLOBALT acquisition. Additionally, goodwill acquired during 2006 includes $122.1 million resulting from the Riverside acquisition on March 25, 2006, and $54.6 million resulting from the First Florida acquisition on April 1, 2006. See Note 3 for additional information regarding these acquisitions.

(2)	During 2006, Synovus recorded a reduction in goodwill of $238 thousand associated with the dissolution of a bank owned leasing company.

(3)	During 2007, $1.9 million pertains to contingent consideration relating to the GLOBALT acquisition.

(4)	During the year ended December 31, 2007, Synovus finalized the purchase price allocation of the Riverside and First Florida acquisitions. This resulted in increases in goodwill of $1.3 million and $259 thousand for Riverside and First Florida, respectively.

Notes to Consolidated Financial Statements

Other intangible assets as of December 31, 2007 and 2006 are presented in the following table:

	2007			2006
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
(In thousands)	Amount	Amortization	Net	Amount	Amortization	Net

Other intangible assets:
Purchased trust revenues	$4,210	(1,848)	2,362	4,210	(1,567)	2,643
Acquired customer contracts	5,270	(2,863)	2,407	7,331	(2,585)	4,746
Core deposit premiums	46,331	(23,663)	22,668	46,331	(19,232)	27,099
Other	666	(96)	570	1,247	(42)	1,205

Total carrying value	$56,477	(28,470)	28,007	59,119	(23,426)	35,693

Aggregate other intangible assets amortization expense for the years ended December 31, 2007, 2006, and 2005 was $5.1 million, $5.8 million, and $5.3 million, respectively. Aggregate estimated amortization expense over the next five years is: $5.1 million in 2008, $4.7 million in 2009, $4.4 million in 2010, $4.1 million in 2011, and $3.4 million in 2012.

Other Assets

Significant balances included in other assets at December 31, 2007 and 2006 are as follows:

(In thousands)	2007	2006

Accrued interest receivable	$244,521	232,746
Accounts receivable	52,924	39,509
Cash surrender value of bank owned life insurance	361,737	204,027
Other real estate (ORE)	101,487	25,923
Private equity investments	58,039	38,853
Prepaid expenses	40,505	39,551
Net deferred income tax assets	117,172	111,407
Miscellaneous other assets	208,680	140,264

Total other assets	$1,185,065	832,280

Note 8	Interest Bearing Deposits

A summary of interest bearing deposits at December 31, 2007 and 2006 is as follows:

(In thousands)	2007	2006

Interest bearing demand deposits	$3,362,572	3,228,350
Money market accounts	7,557,031	7,132,683
Savings accounts	442,824	499,962
Time deposits under $100,000	2,773,815	3,020,975
Time deposits of $100,000 or more	4,063,755	4,086,232

	18,199,997	17,968,202
Brokered time deposits*	3,287,396	3,014,495

Total interest bearing deposits	$21,487,393	20,982,697

*	Brokered time deposits are in amounts of $100,000 or more.

Interest bearing deposits include the unamortized balance of purchase accounting adjustments and the fair value basis adjustment for those time deposits which are hedged with interest rate swaps. Interest expense for the years ended December 31, 2007, 2006, and 2005 on time deposits of $100,000 or more was $364.2 million, $299.7 million, and $171.7 million, respectively.

Notes to Consolidated Financial Statements

The following table presents scheduled cash maturities of time deposits at December 31, 2007:

(In thousands)

Maturing within one year	$8,828,946
between 1 — 2 years	563,981
2 — 3 years	309,313
3 — 4 years	157,685
4 — 5 years	96,706
Thereafter	168,335

$10,124,966

Note 9	Long-Term Debt and Short-Term Borrowings

Long-term debt at December 31, 2007 and 2006 consists of the following:

(In thousands)	2007	2006

Parent Company:
4.875% subordinated notes, due February 15, 2013, with semi-annual interest payments and principal to be paid at maturity	$300,000	300,000
5.125% subordinated notes, due June 15, 2017, with semi-annual interest payments and principal to be paid at maturity	450,000	450,000
LIBOR + 3.45% debentures, redeemed in 2007	—	10,180
LIBOR + 1.80% debentures, due April 19, 2035 with quarterly interest payments and principal to be paid at maturity (rate of 6.79% at December 31, 2007)	10,150	10,218
Hedge-related basis adjustment	11,533	887

Total long-term debt — Parent Company	$771,683	771,285

Subsidiaries:
Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2018 and interest rates ranging from 2.00% to 6.09% at December 31, 2007 (weighted average interest rate of 4.83% at December 31, 2007)	$1,111,420	566,930
Other notes payable and capital leases with interest and principal payments due at various maturity dates through 2028 (weighted average interest rate of 4.32% at December 31, 2007)	7,132	5,143

Total long-term debt — subsidiaries	1,118,552	572,073

Total long-term debt	$1,890,235	1,343,358

The provisions of the loan and security agreements associated with some of the promissory notes place certain restrictions, within specified limits, on payments of cash dividends, issuance of additional debt, creation of liens upon property, disposition of common stock or assets, and investments in subsidiaries. As of December 31, 2007, Synovus and its subsidiaries were in compliance with the covenants of the loan and security agreements.

The Federal Home Loan Bank advances are secured by certain loans receivable of approximately $2.4 billion, as well as investment securities of approximately $86.1 million at December 31, 2007.

Synovus has an unsecured line of credit with an unaffiliated bank for $25 million with an interest rate of 50 basis points above the short-term index, as defined. The line of credit requires an annual commitment fee of .125% on the average daily available balance and draws can be made on demand (subject to compliance with certain restrictive covenants). There were no advances outstanding at December 31, 2007 and 2006.

Notes to Consolidated Financial Statements

Required annual principal payments on long-term debt for the five years subsequent to December 31, 2007 are shown on the following table:

	Parent
(In thousands)	Company	Subsidiaries	Total

2008	$—	399,379	399,379
2009	—	392,464	392,464
2010	—	246,208	246,208
2011	—	33,394	33,394
2012	—	37,926	37,926

The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

(In thousands)	2007	2006	2005

Balance at December 31	$2,319,412	1,582,487	1,300,379
Weighted average interest rate at December 31	3.81%	4.97%	3.76%
Maximum month end balance during the year	$2,767,055	1,986,919	2,026,224
Average amount outstanding during the year	1,957,990	1,578,163	1,197,342
Weighted average interest rate during the year	4.75%	4.62%	2.87%

Note 10	Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) for the years ended December 31, 2007, 2006, and 2005 are as follows:

	2007			2006			2005
	Before-	Tax	Net of	Before-	Tax	Net of	Before-	Tax	Net of
	Tax	(Expense)	Tax	Tax	(Expense)	Tax	Tax	(Expense)	Tax
(In thousands)	Amount	or Benefit	Amount	Amount	or Benefit	Amount	Amount	or Benefit	Amount

Net unrealized gains (losses) on cash flow hedges	$29,859	(11,525)	18,334	5,909	(2,259)	3,650	(3,670)	1,430	(2,240)
Net unrealized gains (losses) on investment securities available for sale:
Unrealized gains (losses) arising during the year	51,794	(19,940)	31,854	19,456	(7,482)	11,974	(45,639)	17,568	(28,071)
Reclassification adjustment for (gains) losses realized in net income	(980)	377	(603)	2,118	(824)	1,294	(463)	180	(283)

Net unrealized gains (losses)	50,814	(19,563)	31,251	21,574	(8,306)	13,268	(46,102)	17,748	(28,354)
Amortization of postretirement unfunded health benefit, net of tax	1,315	(498)	817	—	—	—	—	—	—
Foreign currency translation gains (losses)	7,621	(1,470)	6,151	16,688	(3,813)	12,875	(12,161)	4,316	(7,845)

Other comprehensive income (loss)	$89,609	(33,056)	56,553	44,171	(14,378)	29,793	(61,933)	23,494	(38,439)

Cash settlements on cash flow hedges were $3.1 million, $2.5 million, and $7 thousand for the years ended December 31, 2007, 2006, and 2005, respectively, all of which were included in earnings. During 2007, 2006, and 2005, Synovus recorded cash (payments) receipts on terminated hedges of ($1.3) million, $159 thousand, and ($6.2) million, respectively, which were deferred and are being amortized into earnings over the shorter of the remaining contract life or the maturity of the

Notes to Consolidated Financial Statements

designated instrument as an adjustment to interest income (expense). There were two terminated cash flow hedges during 2007. There was one terminated cash flow hedge during 2006, and two terminated cash flow hedges during 2005. The corresponding net amortization on these settlements was approximately ($816) thousand, ($389) thousand, and ($165) thousand in 2007, 2006, and 2005, respectively. The change in unrealized gains (losses) on cash flow hedges was approximately $30.3 million in 2007, $5.6 million in 2006, and ($3.8) million in 2005.

Note 11	Earnings Per Share

The following table displays a reconciliation of the information used in calculating basic and diluted earnings per share (EPS) for the years ended December 31, 2007, 2006, and 2005.

				Income from
	Income from		Weighted	Continuing
	Continuing		Average	Operations	Net Income
(In thousands, except per share data)	Operations	Net Income	Shares	Per Share	Per Share

Basic:
2007	$342,935	$526,305	326,849	$1.05	$1.61
2006	415,103	616,917	321,241	1.29	1.92
2005	359,050	516,446	311,495	1.15	1.66
Diluted:
2007	$342,935	$526,305	329,863	$1.04	$1.60
2006	415,103	616,917	324,232	1.28	1.90
2005	359,050	516,446	314,815	1.14	1.64

Basic earnings per share is computed by dividing net income by the average common shares outstanding for the period. Diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted. The dilutive effect of outstanding options and restricted shares is reflected in diluted earnings per share by application of the treasury stock method.

The following represents potentially dilutive shares including options to purchase shares of Synovus common stock and non-vested shares that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per share because the options’ exercise price and fair value of non-vested shares was greater than the average market price of the common shares during the period.

		Weighted Average
	Number	Exercise Price
Quarter Ended	of Shares	Per Share

December 31, 2007	12,577,751	$27.69	*
September 30, 2007	4,902,564	$29.38
June 30, 2007	2,500	$32.57
March 31, 2007	2,500	$32.57
December 31, 2006	11,863	$30.61
September 30, 2006	4,651,345	$29.21
June 30, 2006	5,727,935	$28.79
March 31, 2006	5,710,605	$28.89
December 31, 2005	4,725,260	$29.21
September 30, 2005	4,703,210	$29.22
June 30, 2005	2,933,225	$29.05
March 31, 2005	2,637,150	$28.98

*	See the summary of stock option activity table in Note 15 for the options outstanding adjustment to the weighted-average exercise price for all options outstanding at December 31, 2007.

Note 12	Derivative Instruments, Commitments and Contingencies

Derivative Instruments

As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risk. These derivative instruments consist of interest rate swaps, commitments to sell

Notes to Consolidated Financial Statements

fixed-rate mortgage loans, and commitments to fund fixed-rate mortgage loans made to prospective mortgage loan customers. Mortgage rate lock commitments represent derivative instruments since it is intended that such loans will be sold.

Synovus originates first lien residential mortgage loans for sale into the secondary market and generally does not hold the originated loans for investment purposes. Mortgage loans are either converted to securities or are sold to a third party servicing aggregator.

At December 31, 2007, Synovus had commitments to fund fixed-rate mortgage loans to customers in the amount of $59.5 million. The fair value of these commitments at December 31, 2007 was an unrealized loss of $139 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.

At December 31, 2007, outstanding commitments to sell fixed-rate mortgage loans amounted to approximately $147.6 million. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans for resale.

The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates that generally do not exceed 90 days. The fair value of outstanding commitments to sell mortgage loans at December 31, 2007 was an unrealized loss of $705 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.

Synovus utilizes interest rate swaps to manage interest rate risks, primarily arising from its core community banking activities. These interest rate swap transactions generally involve the exchange of fixed and floating rate interest rate payment obligations without the exchange of underlying principal amounts. Entering into interest rate derivatives potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

The receive fixed interest rate swap contracts at December 31, 2007 are being utilized to hedge $800 million in floating rate loans and $1.96 billion in fixed-rate liabilities. A summary of interest rate contracts and their terms at December 31, 2007 and 2006 is shown below. In accordance with the provisions of SFAS No. 133, the fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

		Weighted		Weighted			Net
		Average	Weighted	Average			Unrealized
	Notional	Receive	Average Pay	Maturity	Unrealized	Unrealized	Gains
(Dollars in thousands)	Amount	Rate	Rate*	In Months	Gains	Losses	(Losses)

December 31, 2007
Receive fixed swaps:
Fair value hedges	$1,957,500	4.97%	4.87%	25	$20,349	(2,268)	18,081
Cash flow hedges	800,000	8.06%	7.25%	34	32,340	—	32,340

Total	$2,757,500	5.87%	5.56%	28	$52,689	(2,268)	50,421

December 31, 2006
Receive fixed swaps:
Fair value hedges	$2,082,500	4.91%	5.11%	31	$32,686	(14,787)	17,899
Cash flow hedges	700,000	7.91%	8.25%	38	4,265	(2,253)	2,012

Total	$2,782,500	5.66%	5.90%	32	$36,951	(17,040)	19,911

* Variable pay rate based upon contract rates in effect at December 31, 2007 and 2006.

Synovus designates hedges of floating rate loans as cash flow hedges. These swaps hedge against the variability of cash flows from specified pools of floating rate prime based loans. Synovus calculates effectiveness of the hedging relationship quarterly using regression analysis for all cash flow hedges entered into after March 31, 2007. The cumulative dollar offset method is used for all hedges entered into prior to that date. As of December 31, 2007, cumulative ineffectiveness for Synovus’ portfolio of cash flow hedges represented a gain of approximately $40 thousand. Ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as other operating income.

Notes to Consolidated Financial Statements

Synovus expects to reclassify from accumulated other comprehensive income approximately $7.3 million as net-of-tax income during the next twelve months, as the related payments for interest rate swaps and amortization of deferred gains(losses) are recorded.

During 2007 and 2006, Synovus terminated certain cash flow hedges which resulted in a net pre-tax loss of $1.3 million and a net pre-tax gain of $159 thousand, respectively. These gains (losses) have been included as a component of accumulated other comprehensive income (loss) and are being amortized over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest income (expense). The remaining unamortized deferred loss balances at December 31, 2007 and 2006 were $4.4 million and $4.0 million, respectively.

Synovus designates hedges of fixed rate liabilities as fair value hedges. These swaps hedge against the change in fair market value of various fixed rate liabilities due to changes in the benchmark interest rate LIBOR. Synovus calculates effectiveness of the hedging relationships quarterly using regression analysis for all fair value hedges entered into after March 31, 2007. The cumulative dollar offset method is used for all hedges entered into prior to that date, except for those hedges entered into prior to March 31, 2007 which have been redesignated and now use regression analysis. As of December 31, 2007, cumulative ineffectiveness for Synovus’ portfolio of fair value hedges represented a gain of approximately $399 thousand. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other operating income.

Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. As of December 31, 2007 and 2006, the notional amount of customer related derivative financial instruments, including both the customer position and the offsetting position, was $2.96 billion and $2.05 billion, respectively. At December 31, 2007, Synovus had derivative positions for customer interest rate risk management needs with unrealized gains of $51.4 million and unrealized losses of $52.3 million for a net unrealized loss of $912 thousand.

Synovus also enters into derivative financial instruments to meet the equity risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are recorded at fair value with any resulting gain or loss recorded in current period earnings. The notional amount of customer related equity derivative financial instruments, including both the customer position and the offsetting position, was $10.7 million and $19.8 million at December 31, 2007 and 2006, respectively. At December 31, 2007, Synovus had derivative positions for customer equity risk management needs with unrealized gains of $8.0 million which were fully offset by unrealized losses of $8.0 million.

Loan Commitments and Letters of Credit

Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

The carrying amount of loan commitments and letters of credit closely approximates the fair value of such financial instruments. Carrying amounts include unamortized fee income and, in some instances, allowances for any estimated credit losses from these financial instruments. These amounts are not material to Synovus’ consolidated balance sheets.

As of December 31, 2007, Synovus had standby and commercial letters of credit in the amount of $2.20 billion. The standby letters of credit are conditional commitments issued by Synovus to guarantee the performance of a customer to a third party. The approximate terms of these commitments range from one to five years. Collateral is required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit, is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

Notes to Consolidated Financial Statements

Loan commitments and letters of credit at December 31, 2007 include the following:

(In thousands)

Standby and commercial letters of credit	$2,208,517
Commitments to fund commercial real estate, construction, and land development loans	1,978,570
Unused credit card lines	1,453,115
Commitments under home equity lines of credit	1,066,752
Other loan commitments	4,082,629

Total	$10,789,583

Lease Commitments

Synovus and its subsidiaries have entered into long-term operating leases for various facilities and equipment. Management expects that as these leases expire they will be renewed or replaced by similar leases based on need.

At December 31, 2007, minimum rental commitments under all such non-cancelable leases for the next five years and thereafter are as follows:

(In thousands)

2008	$18,450
2009	17,120
2010	16,189
2011	15,470
2012	15,170
Thereafter	116,395

Total	$198,794

Rental expense on facilities was $24.5 million, $19.6 million, and $17.3 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Visa Litigation

Synovus is a member of the Visa USA network. Under Visa USA bylaws, Visa members are obligated to indemnify Visa USA and/or its parent company, Visa, Inc., for potential future settlement of, or judgments resulting from, certain litigation, which Visa refers to as the “covered litigation.” Synovus’ indemnification obligation is limited to its membership proportion of Visa USA. On November 7, 2007, Visa announced the settlement of its American Express litigation, and disclosed in its annual report to the SEC on Form 10-K for the year ended September 30, 2007 that Visa had accrued a contingent liability for the estimated settlement of its Discover litigation. Accordingly, during 2007, Synovus has recognized a contingent liability in the amount of $36.8 million as an estimate for its membership proportion of the American Express settlement and the potential Discover settlement, as well as its membership proportion of the amount that Synovus estimates will be required for Visa to settle the remaining covered litigation. The timing for ultimate settlement of all covered litigation is not determinable at this time.

Legal Proceedings

Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes accruals for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. In the pending regulatory matter described below, loss contingencies are not reasonably estimable in the view of management, and, accordingly, a reserve has not been established for this matter. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including the pending regulatory matter described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.

The FDIC is currently conducting an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (CB&T), a wholly owned banking subsidiary of Synovus, in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (CompuCredit). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

CB&T is cooperating with the FDIC’s investigation. Synovus cannot predict the eventual outcome of the FDIC’s investigation; however, the investigation has resulted in material changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the

Notes to Consolidated Financial Statements

Affinity Agreement. It is likely that the investigation may result in further changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement and the imposition of one or more regulatory sanctions, including a civil money penalty and/or restitution of certain fees to affected cardholders. At this time, management of Synovus does not expect the ultimate resolution of the investigation to have a material adverse effect on its consolidated financial condition, results of operations or cash flows primarily due to the expected performance by CompuCredit of its indemnification obligations described in the paragraph above.

Note 13	Regulatory Requirements and Restrictions

The amount of dividends paid to the Parent Company from each of the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 2008, in the aggregate, without prior approval from the banking regulatory agencies, is approximately $407 million. In prior years, certain Synovus banks have received permission and have paid cash dividends to the Parent Company in excess of these regulatory limitations.

Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Synovus on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets as defined, and of Tier I capital to average assets, as defined. Management believes that as of December 31, 2007, Synovus meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the Federal Reserve Bank of Atlanta categorized all of the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Synovus and its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table shown below on the following page. Management is not currently aware of the existence of any conditions or events occurring subsequent to December 31, 2007 which would affect the well-capitalized classification.

Notes to Consolidated Financial Statements

The following table summarizes regulatory capital information at December 31, 2007 and 2006 on a consolidated basis and for each significant subsidiary, defined as any direct subsidiary of the Company with assets or net income exceeding 10% of the consolidated totals.

					To be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in thousands)	2007	2006	2007	2006	2007	2006

Synovus Financial Corp.
Tier I capital	$2,870,558	3,254,603	1,260,201	1,197,211	n/a	n/a
Total risk-based capital	3,988,171	4,319,062	2,520,403	2,394,423	n/a	n/a
Tier I capital ratio	9.11%	10.87	4.00	4.00	n/a	n/a
Total risk-based capital ratio	12.66	14.43	8.00	8.00	n/a	n/a
Leverage ratio	8.65	10.64	4.00	4.00	n/a	n/a
Columbus Bank and Trust Company
Tier I capital	$864,588	1,405,072	208,864	230,533	313,295	345,830
Total risk-based capital	912,800	1,440,232	417,727	461,106	522,159	576,383
Tier I capital ratio	16.56%	24.38	4.00	4.00	6.00	6.00
Total risk-based capital ratio	17.48	24.99	8.00	8.00	10.00	10.00
Leverage ratio	11.97	24.56	4.00	4.00	5.00	5.00
Bank of North Georgia
Tier I capital	$453,127	380,545	202,754	160,556	304,132	240,834
Total risk-based capital	514,948	424,567	405,509	321,112	506,886	401,390
Tier I capital ratio	8.94%	9.48	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.16	10.58	8.00	8.00	10.00	10.00
Leverage ratio	9.17	9.74	4.00	4.00	5.00	5.00
The National Bank of South Carolina
Tier I capital	$434,179	360,985	180,598	152,762	270,897	229,143
Total risk-based capital	477,196	399,398	361,196	305,524	451,495	381,905
Tier I capital ratio	9.62%	9.45	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.57	10.46	8.00	8.00	10.00	10.00
Leverage ratio	9.39	8.77	4.00	4.00	5.00	5.00
n/a - The prompt corrective action provisions are applicable at the bank level only

Note 14	Employment Expenses and Benefit Plans

Synovus generally provides noncontributory money purchase and profit sharing plans, and 401(k) plans, which cover all eligible employees. Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. Synovus made aggregate contributions to these money purchase, profit sharing, and 401(k) plans, recorded as expense, for the years ended December 31, 2007, 2006, and 2005 of approximately $19.5 million, $43.1 million, and $35.9 million, respectively.

Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. Synovus recorded as expense $7.3 million, $6.7 million, and $6.1 million for contributions to these plans in 2007, 2006, and 2005, respectively.

Synovus has entered into employment agreements with certain executives for past and future services which provide for current compensation in addition to salary in the form of deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The

Notes to Consolidated Financial Statements

aggregate cost of these salary continuation plans and employment agreements is not material to the consolidated financial statements.

Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

Note 15	Share-Based Compensation

General Description of Share-Based Compensation Plans

Synovus has various long-term incentive plans under which the Compensation Committee of the Board of Directors has the authority to grant share-based compensation to Synovus employees. At December 31, 2007, Synovus had a total of 22,985,002 shares of its authorized but unissued common stock reserved for future grants under the 2007 Omnibus Plan. The general terms of each of these plans are substantially the same, permitting the grant of share-based compensation including stock options, non-vested shares, and stock appreciation rights. These plans generally include vesting periods ranging from two to three years and contractual terms ranging from five to ten years. Stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant-date. Synovus historically issues new shares to satisfy share option exercises.

Stock options granted in 2007 and 2006 generally become exercisable over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date, and expire ten years from the date of grant. Vesting for stock options granted during 2007 and 2006 accelerates upon retirement for plan participants who have reached age 62 and who also have no less than fifteen years of service at the date of their election to retire. For stock options granted after adoption of SFAS No. 123R, share-based compensation expense is recognized for plan participants on a straight-line basis over the shorter of the vesting period or the period until reaching retirement eligibility.

Stock options granted prior to 2006 generally become exercisable at the end of a two to three-year vesting period and expire seven to ten years from the date of grant. Vesting for stock options granted prior to 2006 accelerates upon retirement for plan participants who have reached age 50 and who also have no less than fifteen years of service at the date of their election to retire. Prior to adoption of SFAS No. 123R, share-based compensation expense was determined in Synovus’ pro forma disclosure over the nominal vesting period without consideration for retirement eligibility. Following adoption of SFAS No. 123R, share-based compensation expense for all new awards is recognized in income over the shorter of the vesting period or the period until reaching retirement eligibility.

Non-vested shares granted in 2007, 2006 and 2005 generally vest over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date. Share-based compensation expense is recognized for plan participants on a straight-line basis over the vesting period.

Impact of TSYS Spin-Off

As described in Note 2 to the consolidated financial statements, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders on December 31, 2007. Synovus’ share-based plans covering the majority of outstanding stock options on December 31, 2007 contained mandatory antidilution provisions designed to equalize the fair value of an award in an equity restructuring. Approximately 216 thousand of outstanding Synovus stock options were issued under plans of acquired banks which did not contain mandatory antidilution provisions. These options were fully vested. Thus, as a result of the spin-off transaction, all outstanding Synovus stock options were modified as described below. Additionally, all holders of non-vested shares received TSYS shares based on the distribution ratio applicable to all Synovus shares in connection with the spin-off, which are subject to the same vesting period as their non-vested Synovus shares.

Outstanding Synovus stock options held by TSYS employees on December 31, 2007 were converted to TSYS stock options utilizing an adjustment ratio of the post-spin stock price (TSYS 10-day volume-weighted average post-spin stock price) to the pre-spin stock price (Synovus closing stock price immediately pre-spin).

The pre-spin and the post spin fair value of Synovus’ stock options was measured using the Black-Scholes-Merton option pricing model. Outstanding options were grouped and separately measured based on their remaining estimated life. The risk-free interest rate and expected stock price volatility assumptions were matched to the remaining estimated life of the options. The expected volatility for the pre-spin calculation was based on Synovus’ historical stock price volatility, and for the post-spin calculation, was determined using implied volatility which was based on historical volatility of peer companies. The dividend yield included in the pre-spin calculation was 3.4% while the dividend yield assumption in the post-spin calculation was 6.3%.

As a result of this modification, TSYS recognized in 2007 an expense of $5.5 million for outstanding vested options. This expense is included as a component of discontinued operations in the accompanying consolidated statement of income, net of minority interest. Outstanding Synovus stock options held by Synovus employees were converted to equalize their fair value utilizing an adjustment ratio of the post-spin stock price (Synovus 10-day volume-weighted average post-spin stock price) to

Notes to Consolidated Financial Statements

the pre-spin stock price (Synovus closing stock price immediately pre-spin). As a result of this modification, Synovus recognized in 2007 an expense of $2.0 million, principally due to the modification of the outstanding Synovus stock options which were issued under plans of acquired banks that did not contain mandatory antidilutive provisions. This expense is included as a component of discontinued operations in the accompanying consolidated statement of income. The changes that resulted from the aforementioned conversion of stock options due to the spin-off of TSYS are reflected in Synovus’ outstanding options as of December 31, 2007 in the tables that follow.

Share-Based Compensation Expense

Synovus’ share-based compensation costs are recorded as a component of salaries and other personnel expense in the Consolidated Statements of Income. Total share-based compensation expense for continuing operations was $15.9 million, $18.0 million and $862 thousand for 2007, 2006 and 2005, respectively. The total income tax benefit recognized in the Consolidated Statements of Income for share-based compensation arrangements was $5.6 million, $6.4 million and $312 thousand for 2007, 2006 and 2005, respectively.

No share-based compensation costs have been capitalized for the years ended December 31, 2007 and 2006. Aggregate compensation expense recognized in 2007 and 2006 with respect to Synovus stock options included $2.3 million and $5.3 million, respectively, that would have been recognized in previous years had the policy under SFAS No. 123R with respect to retirement eligibility been applied to awards granted prior to January 1, 2006.

As of December 31, 2007, there was total unrecognized compensation cost of approximately $24.1 million related to the unvested portion of share-based compensation arrangements involving shares of Synovus stock.

Prior to the adoption of SFAS No. 123R, Synovus elected to calculate compensation cost for purposes of pro forma disclosure assuming that all options would vest and reverse any recognized compensation costs for forfeited awards when the awards were actually forfeited. SFAS No. 123R requires that compensation cost be recognized net of estimated forfeitures. The estimate of forfeitures is adjusted as actual forfeitures differ from estimates, resulting in compensation cost only for those awards that actually vest. The effect of the change in estimated forfeitures is recognized as compensation cost in the period of the change in estimate. In estimating the forfeiture rate, Synovus stratified its grantees and used historical experience to determine separate forfeiture rates for the different award grants. Currently, Synovus estimates forfeiture rates for its grantees in the range of 0% to 10%.

Stock Option Awards

The weighted-average grant-date fair value of stock options granted to key Synovus employees during 2007, 2006 and 2005 was $7.22, $6.40 and $7.06, respectively. The fair value of the option grants was determined using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2007	2006	2005

Risk-free interest rate	4.8%	4.5	4.1
Expected stock price volatility	21.7	24.9	21.4
Dividend yield	2.6	2.8	2.4
Expected life of options	6.0 years	5.8 years	8.5 years

The expected volatility for stock option awards in 2007 and 2006 was determined with equal weighting of implied volatility and historical volatility, and for awards prior to 2006, was determined using implied volatility. The expected life for stock options granted during 2007 and 2006 was calculated using the “simplified” method, as prescribed by the SEC’s Staff Accounting Bulletin No. 107. The expected life for stock options granted prior to 2006 was determined from historical experience.

Notes to Consolidated Financial Statements

A summary of stock option activity (including performance-accelerated stock options as described below) and changes during the years ended December 31, 2007, 2006, and 2005 is presented below:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Stock Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	23,639,261	$22.83	25,546,776	$22.66	25,769,908	$21.51
Options granted	246,660	31.93	868,966	27.66	2,575,053	29.02
Options assumed in connection with acquisitions	—	—	877,915	8.36	—	—
Options exercised	(4,362,785)	18.74	(3,418,550)	18.89	(2,551,310)	17.34
Options forfeited	(471,600)	19.34	(173,050)	27.49	(209,842)	24.05
Options expired	(68,079)	19.19	(62,796)	21.01	(37,033)	22.84
Options converted to TSYS options on December 31, 2007 due to TSYS spin-off	(5,437,719)	27.32	—	—	—	—
Options outstanding and price adjustment due to TSYS spin-off on December 31, 2007	15,453,864	(12.06)	—	—	—	—

Options outstanding at end of year	28,999,602	$10.58	23,639,261	$22.83	25,546,776	$22.66

Options exercisable at end of year	25,148,449	$10.10	14,179,889	$21.21	12,415,332	$21.75

The following table summarizes information about Synovus’ stock options outstanding and exercisable at December 31, 2007.

As of December 31, 2007
	Options	Options
	Outstanding	Exercisable

Weighted-average remaining contractual life	4.92 years	4.36 years

Aggregate intrinsic value	$(3,195,905)	$9,360,235

The intrinsic value of stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $44.6 million, $31.8 million and $27.8 million, respectively. The total grant date fair value of stock options vested during 2007 and 2006 was $33.5 million and $27.8 million, respectively. At December 31, 2007, there was approximately $2.9 million of total unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average remaining period of 1.11 years.

Synovus granted performance-accelerated stock options to certain key executives in 2000 that fully vested during 2007. The exercise price per share was equal to the fair market value at the date of grant. The grant-date fair value was amortized on a straight-line basis over seven years with the portion related to periods prior to 2006 having previously been included in pro forma disclosures and the portion related to periods from January 1, 2006 through the vesting date in 2007 being recognized in the Consolidated Statements of Income.

Summary information regarding these performance-accelerated stock options including adjustments resulting from the December 31, 2007 spin-off of TSYS is presented below. There were no performance-accelerated stock options granted during 2007, 2006, or 2005.

			Options
Year	Number	Exercise	Outstanding at
Options	of Stock	Price	December 31,
Granted	Options	Per Share	2007

2000	8,777,563	$8.27-8.44	7,921,214

Non-Vested Shares

In addition to the stock options described above, non-transferable, non-vested shares of Synovus common stock have been awarded to certain key Synovus employees and non-employee directors of Synovus. The weighted-average grant-date fair value of non-vested shares granted during 2007, 2006 and 2005 was $28.37, $27.19 and $27.28, respectively. The total fair value of shares vested during 2007 and 2006 was $5.9 million and $235 thousand, respectively. Except for the grant of

Notes to Consolidated Financial Statements

63,386 performance-vesting shares described below, the market value of the common stock at the date of issuance is amortized as compensation expense using the straight-line method over the vesting period of the awards. Dividends are paid on these non-vested shares during the holding period. These non-vested shares are entitled to voting rights.

A summary of non-vested shares outstanding (excluding the 63,386 performance-vesting shares as described below) and changes during the years ended December 31, 2007, 2006, and 2005 is presented below:

		Weighted-
		Average
		Grant-Date
Non-Vested Shares	Shares	Fair Value

Outstanding at January 1, 2005	—	$—
Granted	82,583	27.28
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2005	82,583	27.28
Granted	616,495	27.19
Vested	(8,520)	27.62
Forfeited	(6,004)	27.13

Outstanding at December 31, 2006	684,554	27.19
Granted	574,601	28.37
Vested	(215,666)	27.32
Forfeited	(20,946)	27.23

Outstanding at December 31, 2007	1,022,543	$27.83

As of December 31, 2007, there was approximately $21.3 million of total unrecognized compensation cost related to the foregoing non-vested share based compensation arrangements. This cost is expected to be recognized over a weighted-average remaining period of 1.62 years.

During 2005, Synovus authorized a total grant of 63,386 shares of non-vested stock to a key executive with a performance-vesting schedule (performance-vesting shares). These performance-vesting shares have seven one-year performance periods (2005-2011) during each of which the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the performance-vesting shares will vest. Compensation expense for each tranche of this grant is measured based on the quoted market value of Synovus’ stock as of the date that each period’s earnings per share goal is determined and is recorded as a charge to expense on a straight-line basis during each year in which the performance criteria is be met. The total fair value of performance-vesting shares vested during 2007 and 2006 was $351 thousand and $340 thousand, respectively.

The following is a summary of performance-vesting shares outstanding at December 31, 2007, 2006 and 2005:

		Weighted-
		Average
		Grant-Date
Performance-Vesting Shares	Shares	Fair Value

Outstanding at January 1, 2005	—	$—
Granted	12,677	26.82
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2005	12,677	26.82
Granted	12,677	27.72
Vested	(12,677)	26.82
Forfeited	—	—

Outstanding at December 31, 2006	12,677	27.72
Granted	—	—
Vested	(12,677)	27.72
Forfeited	—	—

Outstanding at December 31, 2007	—	$—

At December 31, 2007, there remained 38,032 performance-vesting shares to be granted between 2008 and 2011.

Cash received from option exercises under all share-based payment arrangements of Synovus common stock for the years ended December 31, 2007, 2006, and 2005 was $63.8 million, $65.5 million, and $43.1 million, respectively.

As stock options for the purchase of Synovus common stock are exercised and non-vested shares vest, Synovus recognizes a tax benefit which is recorded as a component of additional paid-in capital within shareholders’ equity for tax benefits not recognized in the Consolidated Statements of Income. Synovus recognized such tax benefits in the amount of $15.9 million, $11.4 million and $9.5 million for the years 2007, 2006, and 2005, respectively.

Synovus elected to adopt the alternative method of calculating the beginning pool of excess tax benefits as permitted by FASB Staff Position (FSP) No. SFAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This is a simplified method to determine the pool of excess tax benefits that is used in determining the tax effects of share-based compensation in the Consolidated Statements of Income and cash flow reporting for awards that were outstanding as of the adoption of SFAS No. 123R.

Notes to Consolidated Financial Statements

Pro forma

Had Synovus determined compensation expense based on the fair value at the grant date for its stock option grants under SFAS No. 123, income from continuing operations and net income would have been reduced to the pro forma amounts indicated in the following table for 2005. Due to the adoption of SFAS No. 123R in 2006, such pro forma information is not applicable for years subsequent to 2005.

	For The Year Ended
	December 31, 2005
	Income
	from
	Continuing	Net
	Operations	Income

(In thousands, except per share data)
Income from continuing operations/net income, as reported	$359,050	516,446
Add: Share-based employee compensation expense recognized, net of tax	517	1,117
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(9,425)	(15,167)

Pro forma	$350,142	502,396

Earnings per share:
Basic-as reported	$1.15	1.66
Basic-pro forma	1.12	1.61
Diluted-as reported	1.14	1.64
Diluted-pro forma	1.11	1.60

The following table provides aggregate information regarding grants under all Synovus equity compensation plans through December 31, 2007.

(c)
	(a)		(b)	Number of shares
	Number of securities		Weighted-average	remaining available for
	to be issued		exercise price of	issuance excluding
	upon exercise of		outstanding	shares reflected
Plan Category(1)	outstanding options		options	in column (a)

Shareholder approved equity compensation plans for shares of Synovus stock	28,065,124	(2)	$10.77	22,985,002	(3)
Non-shareholder approved equity compensation plans	—		—	—

Total	28,065,124		$10.77	22,985,002

(1)	Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 934,478 shares of common stock were issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2007. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2007 was $5.00. Synovus cannot grant additional awards under these assumed plans.

(2)	Does not include an aggregate number of 1,022,543 shares of non-vested stock which will vest over the remaining years through 2011.

(3)	Includes 22,985,002 shares available for future grants as share awards under the 2007 Omnibus Plan.

Notes to Consolidated Financial Statements

Note 16	Fair Value of Financial Instruments

The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2007 and 2006. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying and estimated fair values relating to derivative instruments and off-balance sheet financial instruments are discussed in Note 12.

The fair value of derivative instruments, consisting of interest rate contracts, is equal to the estimated net amount that Synovus would receive or pay to terminate the interest rate swap contracts at the reporting date, and is determined based on statements from the counterparties, taking into account current interest rates and the credit-worthiness of the counterparties. The fair value of derivative instruments consisting of commitments to fund and sell fixed-rate mortgage loans is determined based on quoted market prices.

Cash and due from banks, interest earning deposits with banks, and federal funds sold and securities purchased under resale agreements are repriced on a short-term basis; as such, the carrying value closely approximates fair value.

The fair values of trading account assets and available for sale investment securities is determined based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The fair value of mortgage loans held for sale is based on quoted prices from secondary market investors.

The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Commercial loans are further segmented into certain collateral code groupings. The fair value of the loan portfolio is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan.

The fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is estimated to be equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-term debt that matures within ten days is assumed to be at fair value. The fair value of other short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

	2007		2006
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and due from banks	$682,583	682,583	713,053	713,053
Interest earning deposits with banks	10,950	10,950	19,315	19,315
Federal funds sold and securities purchased under resale agreements	76,086	76,086	101,091	101,091
Trading account assets	17,803	17,803	15,266	15,266
Mortgage loans held for sale	153,437	153,471	175,042	175,277
Investment securities available for sale	3,666,974	3,666,974	3,352,357	3,352,357
Loans, net	26,130,972	26,143,015	24,340,093	24,315,920
Derivative asset positions	112,160	112,160	67,652	67,652
Financial liabilities:
Non-interest bearing deposits	3,472,423	3,472,423	3,545,766	3,545,766
Interest bearing deposits	21,487,393	21,502,929	20,982,697	20,948,689
Federal funds purchased and securities sold under repurchase agreements	2,319,412	2,319,412	1,582,487	1,582,487
Long-term debt	1,890,235	1,844,505	1,343,358	1,321,114
Derivative liability positions	62,650	62,650	48,270	48,270

Notes to Consolidated Financial Statements

Note 17	Income Taxes

The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2007, is presented below:

(Dollars in thousands)	2007	2006	2005

Consolidated Statements of Income:
Income taxes related to continuing operations	$184,739	230,435	204,290
Income taxes related to discontinued operations	145,224	126,181	103,286
Consolidated Statements of Changes in Shareholders’ Equity:
Income taxes related to:
Cumulative effect of a change in accounting principle	230	—	—
Postretirement unfunded health benefit obligation	498	(1,966)	—
SAB No. 108 adjustment	—	14,544	—
Unrealized gains (losses) on investment securities available for sale	19,563	8,306	(17,748)
Unrealized gain (losses) on cash flow hedges	11,525	2,259	(1,430)
Gains and losses on foreign currency translation	1,470	3,813	(4,316)
Share-based compensation	(15,937)	(11,390)	(9,505)

Total	$347,312	$372,182	274,577

For the years ended December 31, 2007, 2006, and 2005, income tax expense (benefit) consists of:

(In thousands)	2007	2006	2005

Current:
Federal	$203,129	234,366	192,691
State	14,955	22,767	25,517

	218,084	257,133	218,208

Deferred:
Federal	(29,272)	(27,294)	(10,656)
State	(4,073)	596	(3,262)

	(33,345)	(26,698)	(13,918)

Total income tax expense	$184,739	230,435	204,290

Income tax expense as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income from continuing operations before income taxes as a result of the following:

(Dollars in thousands)	2007	2006	2005

Taxes at statutory federal income tax rate	$184,685	225,938	197,169
Tax-exempt income	(3,249)	(3,964)	(3,745)
State income taxes, net of federal income tax benefit	7,073	15,186	14,466
Tax credits	(2,643)	(4,020)	(1,261)
Other, net	(1,127)	(2,705)	(2,339)

Total income tax expense	$184,739	230,435	204,290

Effective income tax rate	35.01%	35.70	36.26

Notes to Consolidated Financial Statements

The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2007 and 2006 are presented below:

(In thousands)	2007	2006

Deferred income tax assets:
Provision for losses on loans	$140,862	120,695
Finance lease transactions	18,991	12,484
Deferred revenue	6,603	7,901
Deferred compensation	10,953	9,326
Share-based compensation	7,258	6,903
Provision for postretirement benefits under SFAS No. 158	1,186	1,530
Unrealized loss on derivative instruments	3,930	3,941
Visa litigation expense	14,056	—
Net unrealized loss on cash flow hedges	—	1,698
Net unrealized loss on investment securities available for sale	—	9,525
Other	13,511	10,772

Total deferred income tax assets	217,350	184,775

Deferred income tax liabilities:
Excess tax over financial statement depreciation	(56,632)	(48,251)
Purchase accounting adjustments	(11,285)	(14,036)
Net unrealized gain on cash flow hedges	(9,827)	—
Net unrealized gain on investment securities available for sale	(10,039)	—
Ownership interest in partnership	(6,939)	(5,010)
Other	(5,456)	(6,071)

Total gross deferred income tax liabilities	(100,178)	(73,368)

Net deferred income tax assets	$117,172	111,407

Synovus has determined that a valuation allowance with respect to deferred tax assets is not necessary as of December 31, 2007. Synovus files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions, and is subject to examinations by these taxing authorities unless statutory examination periods lapse. Synovus’ U.S. Federal income tax return is filed on a consolidated basis, and for all periods presented, includes the formerly majority owned subsidiary, TSYS. Most state income tax returns are filed on a separate entity basis. Synovus is no longer subject to U.S. Federal income tax examinations for years before 2004 and with few exceptions, Synovus is no longer subject to income tax examinations from state and local tax authorities for years before 2001. There is currently no Federal tax examination in progress. However, certain tax examinations are in progress by the relevant state tax authorities. Although Synovus is unable to determine the ultimate outcome of these examinations, Synovus believes that its liability for uncertain tax positions relating to these jurisdictions for such years is adequate.

Synovus adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” as of January 1, 2007. FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 provides a two-step process in the evaluation of a tax position. The first step is recognition. A company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including a resolution of any related appeals or litigation processes, based upon the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Notes to Consolidated Financial Statements

Upon adoption as of January 1, 2007, Synovus recognized a $1.4 million decrease in the liability for uncertain tax positions, of continuing operations, with a corresponding increase in retained earnings of $1.4 million as a cumulative effect adjustment. During the twelve months ended December 31, 2007, Synovus decreased its liability for prior year uncertain income tax positions as a discrete item by a net amount of approximately $4.1 million (net of the Federal tax effect) including $1.4 million in interest and penalties. This decrease resulted from the completion of a routine state tax examination, expiring state audit period statutes and other new information impacting the potential resolution of material uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows(1):

(In thousands)

Balance at December 31, 2006	$9,057
Current activity:
Additions based on tax positions related to current year	2,193
Additions for tax positions of prior years	—
Deductions for tax positions of prior years	(4,176)
Settlements	—

Balance at December 31, 2007	$7,074

(1)	Unrecognized state tax benefits are not adjusted for the Federal tax impact.

Synovus recognizes accrued interest and penalties related to unrecognized income tax benefits as a component of income tax expense. Accrued interest and penalties on unrecognized tax benefits totaled $1.9 million and $1.1 million as of January 1, 2007 and December 31, 2007, respectively. The total amount of unrecognized income tax benefits as of January 1, 2007 and December 31, 2007 that, if recognized, would affect the effective tax rate is $7.2 million and $5.4 million (net of the Federal benefit on state tax issues) respectively, which includes interest and penalties of $1.3 million and $0.7 million.

The total liability for uncertain tax positions under FIN 48 at December 31, 2007 is $5.4 million. Synovus is not able to reasonably estimate the amount by which the liability will increase or decrease over time; however, at this time, Synovus does not expect a significant payment related to these obligations within the next year. Synovus expects that approximately $36 thousand of uncertain tax positions will be either settled or resolved during the next twelve months.

Notes to Consolidated Financial Statements

Note 18	Condensed Financial Information of Synovus Financial Corp. (Parent Company only)

Condensed Balance Sheets

	December 31,
(In thousands)	2007	2006

Assets
Cash	$2,157	3,294
Investment in consolidated bank subsidiaries, at equity	3,873,821	4,189,420
Investment in consolidated nonbank subsidiaries, at equity	60,447	57,541
Notes receivable from bank subsidiaries	140,532	167,439
Notes receivable from nonbank subsidiaries	2,382	3,773
Other assets	258,288	165,377

Total assets	$4,337,627	4,586,844

Liabilities and Shareholders’ Equity
Liabilities:
Long-term debt	$771,683	771,285
Other liabilities	124,354	106,909

Total liabilities	896,037	878,194

Shareholders’ equity:
Common stock	335,529	331,214
Additional paid-in capital	1,101,209	1,033,055
Treasury stock	(113,944)	(113,944)
Accumulated other comprehensive income (loss)	31,439	(2,129)
Retained earnings	2,087,357	2,460,454

Total shareholders’ equity	3,441,590	3,708,650

Total liabilities and shareholders’ equity	$4,337,627	4,586,844

Notes to Consolidated Financial Statements

Condensed Statements of Income

	Years Ended December 31,
(In thousands)	2007	2006	2005

Income:
Cash dividends received from bank subsidiaries	$365,024	245,687	251,202
Management and information technology fees from affiliates	117,934	107,133	85,092
Securities gains, net	—	—	166
Interest income	6,693	5,503	3,698
Other income	42,347	29,996	17,332

Total income	531,998	388,319	357,490

Expenses:
Interest expense	41,224	41,343	41,560
Other expenses	250,944	218,803	166,856

Total expenses	292,168	260,146	208,416

Income before income taxes and equity in undistributed net income of subsidiaries	239,830	128,173	149,074
Allocated income tax benefit	(50,854)	(45,260)	(38,471)

Income before equity in undistributed net income of subsidiaries	290,684	173,433	187,545
Equity in undistributed net income of subsidiaries	52,251	241,670	171,505

Income from continuing operations	342,935	415,103	359,050
Income from discontinued operations, net of income taxes and minority interest	183,370	201,814	157,396

Net income	$526,305	616,917	516,446

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	Years ended December 31,
(In thousands)	2007	2006	2005

Operating Activities
Net income	$526,305	616,917	516,446
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(244,150)	(443,484)	(328,901)
Depreciation, amortization, and accretion, net	20,063	22,235	17,243
Share-based compensation	21,540	9,889	862
Net increase (decrease) in other liabilities	18,034	43,158	(3,029)
Net (increase) decrease in other assets	(100,708)	(37,106)	7,302
Gain on sale of other assets	—	(1,940)	—
Other, net	47,690	9,416	(1,370)

Net cash provided by operating activities	288,774	219,085	208,553

Investing Activities
Net investment in subsidiaries	(71,963)	(33,757)	(85,887)
Equity method investments	(12,186)	—	(10)
Purchases of premises and equipment	(22,670)	(26,941)	(17,503)
Proceeds from sale of other assets	—	2,135	—
Net decrease (increase) in short-term notes receivable
from bank subsidiaries	26,907	30,238	(170,399)
Net decrease (increase) in short-term notes receivable from non-bank subsidiaries	1,391	241	(2,384)

Net cash used in investing activities	(78,521)	(28,084)	(276,183)

Financing Activities
Dividends paid to shareholders	(264,930)	(244,654)	(224,303)
Principal repayments on long-term debt	(10,310)	(10,310)	(200,000)
Proceeds from issuance of long-term debt	—	—	445,644
Proceeds from issuance of common stock	63,850	65,510	43,125

Net cash (used in) provided by financing activities	(211,390)	(189,454)	64,466

(Decrease) increase in cash	(1,137)	1,547	(3,164)
Cash at beginning of year	3,294	1,747	4,911

Cash at end of year	$2,157	3,294	1,747

For the years ended December 31, 2007, 2006, and 2005, the Parent Company paid income taxes (net of refunds received) of $429.8 million, $380.9 million, and $315.0 million, and interest in the amount of $41.5 million, $41.7 million, and $41.3 million, respectively.

Notes to Consolidated Financial Statements

Note 19	Supplemental Financial Data

Components of other operating income and other operating expenses in excess of 1% of total revenues for any of the respective years are as follows:

	Years ended December 31,
(In thousands)	2007	2006	2005

Income:
Income from private equity investments	$15,457	5,341	2,242
Expenses:
Third-party processing expenses	38,639	35,961	28,024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Synovus Financial Corp. changed its method of accounting for income tax uncertainties during 2007 and changed its method of accounting for stock-based compensation and pension and other postretirement plans and applied the provisions of Staff Accounting Bulletin No. 108 in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Atlanta, Georgia
February 29, 2008

MANAGEMENT’S REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

The management of Synovus Financial Corp. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework.

Based on our assessment, we believe that, as of December 31, 2007, the Company’s internal control over financial reporting is effective based on the criteria set forth in Internal Control — Integrated Framework.

Richard E. Anthony Chairman & Chief Executive Officer	Thomas J. Prescott Executive Vice President & Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Synovus Financial Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Synovus Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Synovus Financial Corp. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia
February 29, 2008

Selected Financial Data

	Years Ended December 31,
(In thousands, except per share data)	2007	2006	2005	2004	2003

Income Statement:
Total revenues(b)	$1,536,996	1,487,337	1,292,166	1,186,898	1,070,988
Net interest income	1,148,948	1,125,789	965,216	859,531	762,456
Provision for losses on loans	170,208	75,148	82,532	75,319	71,777
Non-interest income	389,028	359,430	327,413	327,441	311,023
Non-interest expense	840,094	764,533	646,757	621,675	575,408
Income from continuing operations, net of income taxes	342,935	415,103	359,050	314,941	274,586
Income from discontinued operations, net of income taxes and minority interest(a)	183,370	201,814	157,396	122,092	114,339
Net income	526,305	616,917	516,446	437,033	388,925
Per share data:
Basic earnings per share
Income from continuing operations	1.05	1.29	1.15	1.02	0.91
Net income	1.61	1.92	1.66	1.42	1.29
Diluted earnings per share
Income from continuing operations	1.04	1.28	1.14	1.01	0.90
Net income	1.60	1.90	1.64	1.41	1.28
Cash dividends declared	0.82	0.78	0.73	0.69	0.66
Book value	10.43	11.39	9.43	8.52	7.43
Balance Sheet:
Investment securities	3,666,974	3,352,357	2,958,320	2,695,593	2,529,257
Loans, net of unearned income	26,498,585	24,654,552	21,392,347	19,480,396	16,464,914
Deposits	24,959,816	24,528,463	20,806,979	18,591,402	15,953,702
Long-term debt	1,890,235	1,343,358	1,928,005	1,873,247	1,530,798
Shareholders’ equity	3,441,590	3,708,650	2,949,329	2,641,289	2,245,039
Average total shareholders’ equity	3,935,910	3,369,954	2,799,496	2,479,404	2,166,777
Average total assets	32,895,295	29,831,172	26,293,003	23,275,001	20,412,853
Performance ratios and other data:
Return on average assets(c)	1.60%	2.07	1.96	1.88	1.91
Return on average equity(c)	13.37	18.31	18.45	17.63	17.95
Net interest margin, before fees	3.85	4.12	4.03	3.92	3.89
Net interest margin, after fees	3.97	4.27	4.18	4.21	4.26
Efficiency ratio	55.14	51.18	49.79	52.06	53.34
Dividend payout ratio(d)	51.25	40.99	44.51	48.94	51.56
Average shareholders’ equity to average assets	11.96	11.30	10.65	10.65	10.61
Average shares outstanding, basic	326,849	321,241	311,495	307,262	302,010
Average shares outstanding, diluted	329,863	324,232	314,815	310,330	304,928

(a)	On December 31, 2007, Synovus Financial Corp. (“Synovus”) completed the tax-free spin-off of its shares of Total System Services, Inc. (“TSYS”) common stock to Synovus shareholders. In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations and financial position of TSYS, as well as all costs recorded by Synovus associated with the spin-off of TSYS, are now presented as discontinued operations. Additionally, discontinued operations for the year ended December 31, 2007 include a $4.2 million after-tax gain related to the transfer of Synovus’ proprietary mutual funds to a non-affiliated third party.

(b)	Consists of net interest income and non-interest income, excluding securities gains (losses).

(c)	December 31, 2007 ratio includes both continuing and discontinued operations.

(d)	Determined by dividing cash dividends declared per share by diluted net income per share.

Financial Review

Executive Summary

The following financial review provides a discussion of Synovus’ financial condition, changes in financial condition, and results of operations as well as a summary of Synovus’ critical accounting policies. This section should be read in conjunction with the preceding audited consolidated financial statements and accompanying notes.

About Our Business

Synovus is a financial services holding company, based in Columbus, Georgia, with approximately $33 billion in assets. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 37 wholly-owned subsidiary banks and other Synovus offices in Georgia, Alabama, South Carolina, Tennessee, and Florida. At December 31, 2007, our banks ranged in size from $100.7 million to $6.1 billion in total assets.

Our Key Financial Performance Indicators

In terms of how we measure success in our business, the following are our key financial performance indicators:

• Loan Growth	• Credit Quality
• Core Deposit Growth	• Fee Income Growth
• Net Interest Margin	• Expense Management

2007 Financial Performance vs. 2006
(including discontinued operations)

Consolidated

•	Net income: $526.3 million, down 14.7%, compared to $616.9 million for 2006 (excluding expenses related to the TSYS spin-off, Visa litigation, and the Bank of America termination fee, net income of $579.8 million, down 0.7%, compared to $583.7 million for 2006).

•	Diluted earnings per share (EPS): $1.60, down 16.1% from 2006 (2007 EPS of $1.76 excluding expenses related to the TSYS spin-off and Visa litigation).

•	Loan growth: up $1.8 billion, or 7.5% compared to 2006.

•	Core deposit growth (total deposits less brokered time deposits): up $158.4 million, or 0.7%, compared to 2006

•	Net interest margin: 3.97%, compared to 4.27% for 2006.

•	Credit quality:

•	Nonperforming assets ratio of 1.67%, compared to 0.50% at year-end 2006, and

•	Past dues over 90 days and still accruing interest as a percentage of total loans of 0.13% compared to 0.14% at year-end 2006, and

•	Net charge-off ratio of 0.46%, compared to 0.26% for 2006.

•	Non-interest income growth: $389.0 million, up 8.2% from 2006.

•	Non-interest expense up 9.9% from 2006 (up 5.1% excluding Visa litigation expenses).

•	Return on assets: 1.60% compared to 2.07% for 2006.

•	Return on equity: 13.37% compared to 18.31% for 2006.

Additionally during 2007:

•	On November 7, 2007, Visa announced that it had reached a settlement with American Express regarding certain litigation. Synovus has a membership interest in Visa and, along with other banks, has an obligation to share in certain losses under various agreements with Visa in connection with this and other litigation. Synovus recorded a $12.0 million liability during the three months ended September 30, 2007 related to the American Express settlement, and recorded an additional Visa litigation accrual of $24.8 million during the three months ended December 31, 2007 as an estimate of Synovus’ indemnification obligations arising from other covered litigation of Visa.

•	On December 31, 2007, Synovus completed the spin-off of its shares of TSYS common stock to Synovus shareholders. Synovus owned approximately 80.6% of TSYS’ outstanding shares on the date of the spin-off. Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held on December 18, 2007. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one TSYS share.

•	Synovus opened 24 new retail branch banking locations and relocated 4 existing retail branches to new facilities in 2007.

Financial Review

Presentation of net income and diluted earnings per share excluding expenses associated with the Visa litigation, TSYS spin-off, and Bank of America termination fee are non-GAAP (Generally Accepted Accounting Principles) financial measures. The following tables reconcile net income and diluted net income per share, comparing non-GAAP financial measures to GAAP financial measures:

	Years Ended December 31,
(In thousands, except per share data)	2007	2006	% Chg

Consolidated:
Net income, as reported	$526,305	616,917	(14.7)%
Visa litigation expense, net of income taxes	22,478	—	nm
Spin-off related expenses, net of income taxes and minority interest	30,977	—	nm
Bank of America termination fee, net of accelerated amortization,
income taxes, and minority interest	—	(33,200)	nm

Net income, as adjusted	$579,760	583,717	(0.7)%

Diluted net income per share:
Net income, as reported	$1.60	1.90	(16.1)%
Visa litigation expense, net of income taxes	0.07	—	nm
Spin-off related expenses, net of income taxes and minority interest	0.09	—	nm
Bank of America termination fee, net of accelerated amortization,
income taxes, and minority interest	—	(0.10)	nm

Diluted net income per share, as adjusted	$1.76	1.80	(2.4)%

nm = not meaningful

	Years Ended December 31,
(In thousands, except per share data)	2007	2006	% Chg

Income from continuing operations, as reported	$342,935	415,103	(17.4)%
Visa litigation expense, net of income taxes	22,478	—	nm

Income from continuing operations, as adjusted	$365,413	415,103	(12.0)%

Diluted net income per share:
Income from continuing operations, as reported	$1.04	1.28	(18.8)%
Visa litigation expense, net of income taxes	0.07	—	nm

Income from continuing operations per diluted share, as adjusted	$1.11	1.28	(13.5)%

nm = not meaningful

Synovus believes that the above non-GAAP financial measures provide meaningful information to assist investors in understanding Synovus’ financial results, exclusive of items that management believes are not reflective of its operating results. The non-GAAP measures should not be considered by themselves or as a substitute for the GAAP measures. The non-GAAP measures should be considered as an additional view of the way Synovus’ financial measures are affected by the non-recurring spin-off related expenses, Visa litigation expenses, and the Bank of America termination fee.

Critical Accounting Policies

The accounting and financial reporting policies of Synovus conform to U.S. generally accepted accounting principles and to general practices within the banking and financial services industries. Synovus has identified certain of its accounting policies as “critical accounting policies.” In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on Synovus’ financial

Financial Review

statements. Synovus’ financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses

Notes 1 and 6 to Synovus’ consolidated financial statements contains a discussion of the allowance for loan losses. The allowance for loan losses at December 31, 2007 was $367.6 million.

During the second quarter of 2007, Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. These changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans upon implementation.

The allowance for loan losses is determined based on an analysis which assesses the probable loss within the loan portfolio. The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. Significant judgments or estimates made in the determination of the allowance for loan losses consist of the risk ratings for loans in the commercial loan portfolio, the valuation of the collateral for loans that are classified as impaired loans, and the qualitative loss factors.

Commercial Loans — Risk Ratings and Loss Factors

Commercial loans are assigned a risk rating on a nine point scale. For commercial loans that are not considered impaired, the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating.

The risk ratings are based on the borrowers’ credit risk profile, considering factors such as debt service history and capacity, inherent risk in the credit (e.g., based on industry type and source of repayment), and collateral position. Ratings 6 through 9 are modeled after the bank regulatory classifications of special mention, substandard, doubtful, and loss. Loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and risk rating. The probability of default and loss given default are based on industry data. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

Each loan is assigned a risk rating during the approval process. This process begins with a rating recommendation from the loan officer responsible for originating the loan. The rating recommendation is subject to approvals from other members of management and/or loan committees depending on the size and type of credit. Ratings are re-evaluated at least every twelve months in connection with the loan review process at each bank. Additionally, an independent holding company credit review function evaluates each bank’s risk rating process at least every twelve to eighteen months.

Impaired Loans

Management considers a loan to be impaired when the ultimate collectibility of all amounts due according to the contractual terms of the loan agreement are in doubt. A majority of our impaired loans are collateral dependent. The impairment on these loans is determined based upon fair value estimates (net of selling costs) of the respective collateral. The actual losses on these loans could differ significantly if the fair value of the collateral is different from the estimates used by Synovus in determining the impairment. The majority of Synovus’ impaired loans are secured by real estate. The fair value of these real estate properties is generally determined based upon appraisals performed by a certified or licensed appraiser. Management also considers other factors or recent developments which could result in adjustments to the collateral value estimates indicated in the appraisals. Estimated losses on collateral dependent impaired loans are typically charged-off. Estimated losses on all other impaired loans are included in the allowance for loan losses through a charge to the provision for losses on loans.

Retail Loans — Loss Factors

The allocated allowance for loan losses for retail loans is generally determined by segregating the retail loan portfolio into pools of homogeneous loan categories. Loss factors applied to these pools are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and risk rating. The probability of default and loss given default are based on industry data. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

Financial Review

Unallocated Component

The unallocated component of the allowance for loan losses is considered necessary to provide for certain environmental and economic factors that effect the probable loss inherent in the entire loan portfolio. Unallocated loss factors included in the determination of the unallocated allowance are economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards. Certain macro- economic factors and changes in business conditions and developments could have a material impact on the collectibility of the overall portfolio. As an example, a rapidly rising interest rate environment could have a material impact on certain borrowers’ ability to pay. The unallocated component is meant to cover such risks.

Income Taxes

Notes 1 and 17 to Synovus’ consolidated financial statements contain a discussion of income taxes. The calculation of Synovus’ income tax provision is complex and requires the use of estimates and judgments in its determination. As part of Synovus’ overall business strategy, management must consider tax laws and regulations that apply to the specific facts and circumstances under consideration. This analysis includes the amount and timing of the realization of income tax liabilities or benefits. Management closely monitors tax developments on both the state and federal level in order to evaluate the effect they may have on Synovus’ overall tax position. At December 31, 2007, Synovus concluded that it did not need a valuation allowance for its deferred income tax assets and had an accrual of $7.1 million for unrecognized tax benefits.

Asset Impairment

Goodwill

Under SFAS No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” goodwill is required to be tested for impairment annually. The combination of the income approach utilizing the discounted cash flow (DCF) method and the market approach, utilizing readily available market valuation multiples, is used to estimate the fair value.

Under the DCF method, the fair value of the reporting unit reflects the present value of the projected earnings that will be generated by each reporting unit after taking into account the revenues and expenses associated with the reporting unit, the relative risk that the cash flows will occur, the contribution of other assets, and an appropriate discount rate to reflect the value of invested capital. Cash flows are estimated for future periods based on historical data and projections provided by management. If the actual cash flows are not consistent with Synovus’ estimates, an impairment charge may result.

Under the market approach, the fair value of the reporting unit reflects the price at which similar companies are exchanged. The multiples utilized are the average price to tangible book value, and the average price to the previous twelve months’ earnings multiple.

Notes 3 and 7 to Synovus’ consolidated financial statements contain a discussion of goodwill. The net carrying value of goodwill as of December 31, 2007 was $519.1 million. Based on the 2007 assessments, Synovus concluded that goodwill was not impaired.

Long-Lived Assets and Other Intangibles

The Company reviews long-lived assets, such as property and equipment and other intangibles subject to amortization, including core deposit premiums and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the actual cash flows are not consistent with the Company’s estimates, an impairment charge may result.

Acquisitions

Table 1 summarizes the acquisitions completed during the past three years.

Table 1  Acquisitions
(Dollars in thousands)

		Total	Shares
Company and Location	Date Closed	Assets	Issued	Cash

Banking Corporation of Florida	April 1, 2006	$417,787	2,938,791	—
Naples, Florida
Riverside Bancshares, Inc.	March 25, 2006	765,464	5,883,426	—
Marietta, Georgia

This information is presented in further detail in Note 3 to the consolidated financial statements.

Financial Review

Discontinued Operations

Transfer of Mutual Funds

During 2007, Synovus transferred its proprietary mutual funds to a non-affiliated third party. As a result of the transfer, Synovus received gross proceeds of $8.0 million and incurred transaction related costs of $1.1 million, resulting in a pre-tax gain of $6.9 million, or $4.2 million, after tax. The net gain has been reported as a component of income from discontinued operations on the consolidated statement of income. Financial results for 2007, 2006, and 2005 of the business have not been presented as discontinued operations as such amounts are inconsequential. This business did not have significant assets, liabilities, revenues, or expenses associated with it.

TSYS Spin-off

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. Synovus owned approximately 80.6% of TSYS’ outstanding shares on the date of the spin-off. Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held as of December 18, 2007. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one TSYS share.

Pursuant to the agreement and plan of distribution, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600 million or $3.0309 per TSYS share based on the number of TSYS shares outstanding as of the record date of December 17, 2007. Synovus received $483.8 million in proceeds from this one-time cash dividend. The dividend was paid on December 31, 2007.

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, are now presented as income from discontinued operations. The balance sheet as of the record date of December 31, 2007 does not include assets and liabilities of TSYS, while all prior period assets and liabilities of TSYS are presented as discontinued operations.

The following table shows the components of income from discontinued operations for the years ended December 31, 2007, 2006 and 2005:

Table 2  Discontinued Operations
(In thousands)

	Years Ended December 31,
	2007	2006	2005

TSYS net income, net of minority interest (excluding spin-off related expenses)	$210,147	201,814	157,396
Spin-off related expenses, net of income taxes:
TSYS, net of minority interest	(18,248)	—	—
Synovus	(12,729)	—	—
Gain on transfer of mutual funds, net of income taxes	4,200	—	—

Total income from discontinued operations, net of income taxes and minority interest	$183,370	201,814	157,396

See note 2 to the consolidated financial statements for further discussion regarding discontinued operations.

Earning Assets, Sources of Funds, and Net Interest Income

Earning Assets and Sources of Funds

Average total assets for 2007 were $32.90 billion or 10.3% over 2006 average total assets of $29.83 billion. Average earning assets for 2007 were $29.11 billion, which represented 88.5% of average total assets. Average earning assets increased $2.59 billion, or 9.8%, over 2006. The $2.59 billion increase consisted primarily of a $2.18 billion increase in average net loans and a $395.0 million increase in average investment securities available for sale. The primary funding source for this earning asset growth was a $2.04 billion increase in average deposits. Average shareholders’ equity for 2007 was $3.94 billion, which represents an increase of $566.0 million over 2006.

For 2006, average total assets increased $3.54 billion, or 13.5% from 2005. Average earning assets for 2006 were $26.52 billion, which represented 88.9% of average total assets. For more detailed information on the average balance sheets

Financial Review

for the years ended December 31, 2007, 2006, and 2005, refer to Table 4.

Net Interest Income

Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from customer deposits and other sources and investing those funds in loans and investment securities. Our long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.

Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 3). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing funding sources.

Net interest income for 2007 was $1.15 billion, up $23.2 million, or 2.1%, from 2006. On a taxable-equivalent basis, net interest income was $1.15 billion, up $22.4 million, or 2.0%, over 2006. During 2007, average interest earning assets increased $2.59 billion, or 9.8%, with the majority of this increase attributable to loan growth. Increases in the level of deposits and other borrowed funds were the primary funding sources for the increase in earning assets.

Net Interest Margin

The net interest margin after fees was 3.97% for 2007, down 30 basis points from 2006. The yield on earning assets increased 9 basis points, which was offset by a 39 basis point increase in the effective cost of funds, which includes non-interest bearing funding sources, primarily demand deposits.

The yields on earning assets were positively impacted by higher realized yields on investment securities, which increased 45 basis points, primarily due to the maturity of lower yielding investments that were reinvested at higher rates available during 2007. Loan yields, which increased 4 basis points, were favorably impacted by a 10 basis point increase in the average prime rate in 2007 as compared to 2006 and the maturity and replacement of lower yielding fixed rate loans throughout the year. These positive impacts on loan yields were partially offset by an increase in the cost to carry the elevated levels of nonperforming assets in 2007 compared to 2006. The primary factors driving the 39 basis point increase in the effective cost of funds were a 53 basis point increase in the cost of non-brokered time deposits and a customer driven shift from lower cost deposit types such as NOW and savings accounts to higher cost time deposits and money market accounts. A continued competitive pricing environment in our marketplace also contributed to the increase in the cost of funds.

The net interest margin after fees was 4.27% for 2006, up 9 basis points from 2005. The yield on earning assets increased 116 basis points, which was partially offset by a 107 basis point increase in the effective cost of funds, which includes non-interest bearing funding sources, primarily demand deposits.

The primary increase in the yield on earning assets came from increased yields on loans, which increased 127 basis points, primarily due to increased yields on the variable rate portion of the loan portfolio. These loan yields were favorably impacted by a 177 basis point increase in the average prime rate in 2006 as compared to 2005. The primary factors driving the 107 basis point increase in the effective cost of funds were a 137 basis point increase in the cost of non-brokered time deposits and a 156 basis point increase in the cost of money market accounts. These rate increases were a result of the higher interest rate environment and growth in these accounts as consumer preference continued to favor higher yielding deposit accounts. A more competitive pricing environment in our marketplace also contributed to the increase in the cost of funds.

Table 3  Net Interest Income
(In thousands)

	Years Ended December 31,
	2007	2006	2005

Interest income	$2,238,404	2,016,466	1,496,261
Taxable-equivalent adjustment	5,059	5,790	6,392

Interest income, taxable-equivalent	2,243,463	2,022,256	1,502,653
Interest expense	1,089,456	890,677	531,046

Net interest income, taxable-equivalent	$1,154,007	1,131,579	971,607

Financial Review

Table 4  Consolidated Average Balances, Interest, and Yields
(Dollars in thousands)

	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Taxable loans, net(a)(b)	$25,467,316	2,043,589	8.02%	$23,254,146	1,857,005	7.99%	$20,406,761	1,372,464	6.73%
Tax-exempt loans, net(a)(b)(c)	55,007	3,987	7.25	61,792	4,408	7.13	63,582	4,262	6.70
Allowance for loan losses	(335,032)	—	—	(309,658)	—	—	(279,533)	—	—

Loans, net	25,187,291	2,047,576	8.13	23,006,280	1,861,413	8.09	20,190,810	1,376,726	6.82

Investment securities available for sale:
Taxable investment securities	3,429,175	164,631	4.80	3,009,962	129,219	4.29	2,609,113	98,726	3.78
Tax-exempt investment securities(c)	174,431	11,817	6.77	198,691	13,498	6.79	216,773	15,001	6.92

Total investment securities	3,603,606	176,448	4.90	3,208,653	142,717	4.45	2,825,886	113,727	4.02

Trading account assets	52,274	3,418	6.53	43,201	2,691	6.23	11,380	643	5.65
Interest earning deposits with banks	21,025	1,104	5.25	8,763	375	4.28	6,288	172	2.74
Federal funds sold and securities purchased under resale agreements	97,462	5,258	5.39	123,804	6,422	5.19	120,809	4,082	3.38
Mortgage loans held for sale	152,007	9,659	6.35	132,332	8,638	6.53	113,969	7,303	6.41

Total interest earning assets	29.113,665	2,243,463	7.71	26,523,033	2,022,256	7.62	23,269,142	1,502,653	6.46

Cash and due from banks	529,306			538,949			620,480
Premises and equipment, net	514,280			442,753			388,289
Other real estate	52,735			26,000			22,690
Other assets(d)	1,355,137			1,039,837			792,899
Assets of discontinued operations(e)	1,330,172			1,260,600			1,199,503

Total assets	$32,895,295			$29,831,172			$26,293,003

Liabilities and Shareholders’ Equity Interest bearing liabilities:
Interest bearing demand deposits	$3,125,802	68,779	2.20	$3,006,308	57,603	1.92	$2,975,016	35,085	1.18
Money market accounts	7,714,360	336,286	4.36	6,515,079	269,899	4.14	5,203,104	133,689	2.57
Savings deposits	483,368	2,525	0.52	542,793	3,538	0.65	555,205	1,958	0.35
Time deposits (less brokered time deposits)	7,004,347	348,332	4.97	6,340,959	281,366	4.44	4,918,782	150,959	3.07
Brokered time deposits	3,084,006	156,550	5.08	2,855,191	134,263	4.70	2,557,659	86,714	3.39
Federal funds purchased and securities sold under repurchase agreements	1,957,990	92,970	4.75	1,578,163	72,958	4.62	1,197,342	34,342	2.87
Long-term debt	1,619,536	84,014	5.19	1,515,306	71,050	4.69	2,082,031	88,299	4.24

Total interest bearing liabilities	24,989,409	1,089,456	4.36	22,353,799	890,677	3.98	19,489,139	531,046	2.72

Non-interest bearing demand deposits	3,409,506			3,518,312			3,416,053
Other liabilities	246,213			234,022			146,654
Liabilities of and minority interest in discontinued operations(e)	314,257			355,085			441,661
Shareholders’ equity	3,935,910			3,369,954			2,799,496

Total liabilities and shareholders’ equity	$32,895,295			$29,831,172			$26,293,003

Net interest income/margin		1,154,007	3.97%		1,131,579	4.27%		971,607	4.18%

Taxable-equivalent adjustment		(5,059)			(5,790)			(6,392)

Net interest income, actual		$1,148,948			$1,125,789			$965,215

(a)	Average loans are shown net of unearned income. Nonperforming loans are included.

(b)	Interest income includes loan fees as follows: 2007 — $36.2 million, 2006 — $40.4 million, 2005 — $33.5 million.

(c)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

(d)	Includes average net unrealized gains (losses) on investment securities available for sale of ($15.1) million, ($54.5) million, and ($22.6) million for the years ended December 31, 2007, 2006, and 2005, respectively.

(e)	On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders; accordingly, the assets and liabilities of TSYS are presented as discontinued operations.

Financial Review

Table 5  Rate/Volume Analysis
(In thousands)

	2007 Compared to 2006			2006 Compared to 2005
	Change Due to (a)			Change Due to (a)
		Yield/	Net		Yield/	Net
	Volume	Rate	Change	Volume	Rate	Change

Interest earned on:
Taxable loans, net	$176,832	9,752	186,584	$191,629	292,912	484,541
Tax-exempt loans, net(b)	(484)	63	(421)	(120)	266	146
Taxable investment securities	17,984	17,428	35,412	15,152	15,341	30,493
Tax-exempt investment securities(b)	(1,647)	(34)	(1,681)	(1,251)	(252)	(1,503)
Trading account assets	565	162	727	1,798	250	2,048
Interest earning deposits with banks	524	206	730	68	134	202
Federal funds sold and securities purchased under resale agreements	(1,367)	202	(1,165)	101	2,240	2,341
Mortgage loans held for sale	1,285	(264)	1,021	1,177	158	1,335

Total interest income	193,692	27,515	221,207	208,554	311,049	519,603

Interest paid on:
Interest bearing demand deposits	2,294	8,882	11,176	369	22,149	22,518
Money market accounts	49,650	16,737	66,387	33,718	102,492	136,210
Savings deposits	(386)	(627)	(1,013)	(43)	1,623	1,580
Time deposits (less brokered time deposits)	29,454	37,512	66,966	43,661	86,746	130,407
Brokered time deposits	10,754	11,533	22,287	10,086	37,463	47,549
Federal funds purchased and securities sold under repurchase agreements	17,548	2,464	20,012	10,930	27,686	38,616
Other borrowed funds	4,888	8,076	12,964	(24,029)	6,780	(17,249)

Total interest expense	114,202	84,577	198,779	74,692	284,939	359,631

Net interest income	$79,490	(57,062)	22,428	$133,844	26,128	159,972

(a)	The change in interest due to both rate and volume has been allocated to the yield/rate component.

(b)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

Non-Interest Income

Non-interest income consists of a wide variety of fee generating services. Total non-interest income was $389.0 million in 2007, up 8.2% compared to 2006. Total non-interest income for 2006 was $359.4 million, up 9.8% over 2005. Table 6 shows the principal components of non-interest income.

Financial Review

Table 6  Non-Interest Income
(In thousands)

	2007	2006	2005

Service charges on deposits	$112,142	112,417	109,960
Fiduciary and asset management fees	50,761	48,627	45,454
Brokerage and investment banking revenue	31,980	26,729	24,487
Mortgage banking income	27,006	29,255	28,682
Bankcard fees	47,770	44,303	38,813
Securities gains (losses), net	980	(2,118)	463
Other fee income	39,307	38,743	34,148
Other operating income	79,082	61,474	45,407

Total non-interest income	$389,028	359,430	327,414

Service charges on deposits represent the single largest fee income component. Service charges on deposits totaled $112.1 million in 2007, a decrease of 0.2% from the previous year, and $112.4 million in 2006, an increase of 2.2% from 2005. Service charges on deposit accounts consist of non-sufficient funds (NSF) fees (which represent approximately two — thirds of the total), account analysis fees, and all other service charges. NSF fees increased by $1.7 million or 2.2% over 2006. Account analysis fees were up $744 thousand or 5.2% from 2006 levels. All other service charges on deposit accounts, which consist primarily of monthly fees on consumer demand deposit and savings accounts, were down $2.7 million or 12.5% compared to 2006. The decline in all other service charges was largely due to growth in the number of checking accounts with no monthly service charges as well as the discontinuance of certain online banking fees.

Fiduciary and asset management fees are derived from providing estate administration, employee benefit plan administration, personal trust, corporate trust, investment management and financial planning services. Fiduciary and asset management fees were $50.8 million for 2007, an increase of 4.4% over the prior year, and $48.6 million for 2006, an increase of 7.0% from 2005. The increase in fiduciary and asset management fees for 2007 over 2006 is primarily due to an increase in managed assets in 2007 compared to 2006. The increase for 2006 over 2005 is primarily due to higher average rates of return being earned on managed assets in 2006 as well as certain one-time termination fees recognized in 2006.

At December 31, 2007, 2006 and 2005, the market value of assets under management was approximately $9.56 billion, $8.80 billion and $8.56 billion, respectively. Assets under management at December 31, 2007 and 2006 increased 8.7% and 2.8% from December 31, 2006 and 2005, respectively. Assets under management consist of all assets where Synovus has investment authority. Assets under advisement were approximately $3.53 billion, $3.82 billion, and $3.60 billion at December 31, 2007, 2006 and 2005, respectively. Assets under advisement consist of non-managed assets as well as non-custody assets where Synovus earns a consulting fee. Assets under advisement at December 31, 2007 and 2006 decreased 7.8% and increased 6.2% from December 31, 2006 and 2005, respectively. Total assets under management and advisement were $13.09 billion at December 31, 2007 compared to $12.63 billion at December 31, 2006 and $12.16 billion at December 31, 2005. Many of the fees charged are based on asset values, and increases in these values would directly impact fees earned.

Brokerage and investment banking revenue was $32.0 million in 2007, a 19.6% increase over the $26.7 million reported in 2006. Brokerage assets were $4.08 billion and $4.14 billion as of December 31, 2007 and 2006, respectively. The increase in revenue was primarily driven by our retail brokerage unit. Synovus began to integrate the retail brokerage sales force into the bank structure during 2006 with the unit fully integrated in 2007 and has experienced accelerated revenue growth following this re-organization.

Total brokerage and investment banking revenue for 2006 was $26.7 million, up 9.2% over 2005. The increase in revenue was mainly driven by a full year’s production of our capital markets unit during 2006 and only a partial year in 2005.

Mortgage banking income was $27.0 million in 2007, a 7.7% decrease from 2006 levels. Mortgage production volume is $1.43 billion in 2007, down 5.5% compared to 2006. The decline in mortgage banking income and production volume in 2007 compared to 2006 is due to a slow-down in residential housing during the latter half of 2007.

Total mortgage banking income for 2006 was $29.3 million, up 2.0% from 2005 levels. Total mortgage production volume was $1.51 billion in 2006, flat compared to 2005.

Bankcard fees totaled $47.8 million in 2007, an increase of 7.8% over the previous year, and $44.3 million in 2006, an increase of 14.2% from 2005. Bankcard fees consist of credit card merchant and interchange fees and debit card interchange fees. Debit card interchange fees were $15.5 million in 2007, an increase of 6.3% over the previous year, and

Financial Review

$14.6 million in 2006, an increase of 21.0% from 2005. The increase in debit card interchange fees for 2007 was primarily driven by an increase in volume and a higher retention rate. Credit card fees were $32.3 million in 2007, an increase of 8.6% compared to 2006, and $29.7 million in 2006, an increase of 11.1% compared to 2005. The increase in credit card fees for 2007 was primarily due to an increase in volume.

Other fee income includes fees for letters of credit, safe deposit box fees, access fees for automatic teller machine use, official check issuance fees, and other miscellaneous fee-related income. The increase for 2007 was primarily due to additional fee income generated from customer interest rate swap transactions of $1.6 million, offset slightly by trading losses. For the year ended December 31, 2006, $1.9 million of the total increase over the year ended December 31, 2005 was due to additional fee income generated from customer interest rate swap transactions, and $1.2 million was due to trading gains.

Other operating income was $79.1 million in 2007, compared to $61.5 million in 2006. The main components of other operating income are income from company-owned life insurance policies, insurance commissions, and other items discussed below.

Other operating income includes $15.5 million, $5.3 million, and $2.4 million of income from increases in the fair value of venture capital investments in 2007, 2006, and 2005 respectively. Other operating income for the years ended December 31, 2007 and 2006 also includes $6.3 million and $2.5 million, respectively, from gains resulting from the sale and redemption of MasterCard common stock.

Non-Interest Expense

2007 vs. 2006

Reported total non-interest expense for 2007 was $840.1 million, up $75.6 million or 9.9% over 2006. Table 7 summarizes this data for the years ended December 31, 2007, 2006, and 2005.

Table 7	Non-Interest Expense
(In thousands)

	Years Ended December 31,
	2007	2006	2005

Salaries and other personnel expense	$455,158	450,373	370,223
Net occupancy and equipment expense	112,888	100,270	90,549
Other operating expenses	235,248	213,890	185,985
Visa litigation expense	36,800	—	—

Total non-interest expense	$840,094	764,533	646,757

During 2007, Synovus recognized litigation expenses of $36.8 million associated with indemnification obligations arising from Synovus’ ownership interest in Visa. See “Commitments and Contingencies” on page 70 for further discussion of the Visa litigation expense. Excluding the Visa litigation expense, total non-interest expense increased $38.8 million or 5.1% over 2006.

Total salaries and other personnel expense increased $4.8 million, or 1.1%, in 2007 compared to 2006. Total employees were 7,385 at December 31, 2007, up 196 or 2.7% from 7,189 employees at December 31, 2006. In addition to merit and promotional salary adjustments, this category was also impacted by total performance-based incentive compensation which was approximately $25.0 million in 2007, a $38.3 million or 60.5% decrease from 2006 levels.

Net occupancy and equipment expense increased $12.6 million, or 12.6% during 2007, driven by the net addition of 19 branches from 2006. Rent expense increased by approximately $4.5 million and repairs and maintenance increased by $2.1 million in 2007 as compared to 2006.

Other operating expenses increased $21.4 million, or 10.0%, over 2006. The largest expense category increase was from repossession and recovery, which increased $12.4 million, or 377.7%, in 2007 as compared to 2006 due primarily to losses and expenses associated with higher levels of foreclosed real estate.

The efficiency ratio (non-interest expense divided by the sum of federal taxable equivalent net interest income and non-interest income excluding net securities gains and losses) was 54.45% for 2007 compared to 51.18% in 2006. The net overhead ratio (non-interest expense less non-interest income -

Financial Review

excluding net securities gains and losses divided by total average assets) was 1.43% for both 2007 and 2006.

2006 vs. 2005

Non-interest expense increased $117.8 million, or 18.2%, in 2006 over 2005. This increase reflects the impact of share-based compensation, required by SFAS No. 123R “Share-Based Payment,” which was effective January 1, 2006. The increase for 2006, excluding share-based compensation and the impact of acquisitions completed in 2006, was 13.4%.

Total salaries and other personnel expense increased $80.2 million or 21.6%. Incremental share-based compensation expense was $17.0 million of the total increase. Approximately $7.3 million was related to the net effect of acquisitions completed in 2006. The remaining net increase related to normal merit and promotional salary adjustments as well as increases in the total number of employees, and performance based incentive compensation.

Net occupancy and equipment expense increased $9.7 million or 10.7% during 2006. Approximately $2.2 million of the total increase was related to the net effect of acquisitions completed in 2006. Rent expense increased by approximately $2.0 million during 2006. Depreciation increased by $3.0 million.

Other operating expenses increased $27.9 million, or 15.0%, over 2005. Approximately $5.0 million of the total increase was related to the net effect of acquisitions completed in 2006. The largest expense category increase was from third party processing services. Excluding acquisitions, third party processing services increased $9.2 million, or 31.1%, in 2006 compared to 2005.

Investment Securities Available for Sale

The investment securities portfolio consists principally of debt and equity securities classified as available for sale. Investment securities available for sale provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. At December 31, 2007, approximately $3.1 billion of these investment securities were pledged as required collateral for certain deposits, securities sold under repurchase agreements, and FHLB advances. See Table 9 for maturity and average yield information of the investment securities available for sale portfolio.

The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. Synovus’ interest rate risk management strategy during 2007 was to maintain a relatively neutral interest rate risk position. In coordination with this strategy, Synovus held portfolio duration at a relatively constant level for the year. The average duration of Synovus’ investment securities portfolio was 3.49 years at December 31, 2007 compared to 3.69 years at December 31, 2006.

Due to strong loan demand at subsidiary banks, there is little need for investment securities to utilize unpledged deposits. As such, the investment securities are primarily U.S. Government agencies and Government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2007, all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by Federal agencies.

As of December 31, 2007 and 2006, the estimated fair value of investment securities available for sale as a percentage of their amortized cost was 100.7% and 99.3%, respectively. The investment securities available for sale portfolio had gross unrealized gains of $40.6 million and gross unrealized losses of $14.5 million, for a net unrealized gain of $26.1 million as of December 31, 2007. As of December 31, 2006, the investment securities available for sale portfolio had a net unrealized loss of $24.8 million. Shareholders’ equity included a net unrealized gain of $16.0 million and a net unrealized loss of $15.2 million on the available for sale portfolio as of December 31, 2007 and 2006, respectively.

During 2007, the average balance of investment securities available for sale increased to $3.60 billion, compared to $3.21 billion in 2006. Synovus earned a taxable-equivalent rate of 4.90% and 4.45% for 2007 and 2006, respectively, on its investment securities available for sale portfolio. As of December 31, 2007 and 2006, average investment securities available for sale represented 12.4% and 12.1%, respectively, of average interest earning assets.

The calculation of weighted average yields for investment securities available for sale in Table 9 is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Financial Review

Table 8  Investment Securities Available for Sale
(In thousands)

	December 31,
	2007	2006	2005

U.S. Treasury and U.S. Government agency securities	$1,945,381	1,770,570	1,624,612
Mortgage-backed securities	1,430,323	1,275,358	1,006,728
State and municipal securities	164,556	196,185	212,371
Other investments	126,714	110,244	114,609

Total	$3,666,974	3,352,357	2,958,320

Financial Review

Table 9  Maturities and Average Yields of Investment Securities Available for Sale
(Dollars in thousands)

	December 31, 2007
	Investment Securities
	Available for Sale
	Estimated	Average
	Fair Value	Yield

U.S. Treasury and U.S. Government agency securities:
Within 1 year	$420,352	4.00%
1 to 5 years	748,714	4.80
5 to 10 years	546,154	5.48
More than 10 years	230,161	5.66

Total	$1,945,381	4.91

State and municipal securities:
Within 1 year	$16,450	6.59
1 to 5 years	63,345	7.06
5 to 10 years	68,801	7.31
More than 10 years	15,960	7.10

Total	$164,556	7.12

Other investments:
Within 1 year	$848	4.04
1 to 5 years	1,247	6.24
5 to 10 years	1,800	9.50
More than 10 years	8,589	8.86

Total	$12,484	8.36

Equity securities	$114,230	5.95

Mortgage-backed securities	$1,430,323	4.95

Total investment securities:
Within 1 year	$437,650	4.10
1 to 5 years	813,306	4.98
5 to 10 years	616,755	5.70
More than 10 years	254,710	5.86
Equity securities	114,230	5.95
Mortgage-backed securities	1,430,323	4.95

Total	$3,666,974	5.07%

Loans

Since lending activities are a significant source of revenue, our main objective is to adhere to sound lending practices. When analyzing prospective loans, management considers both interest rate and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. Operating under a decentralized structure, management emphasizes lending in the local markets we

Financial Review

serve. Synovus strives to maintain a diversified loan portfolio to spread risk and reduce exposure to economic downturns that may occur in different segments of the economy, geographic locations, or in particular industries. Table 10 illustrates that a significant portion of the loan portfolio is in the real estate sector. However, as discussed further, these loans are diversified by geography, industry and loan type. The loan policy discourages loans to highly speculative real estate developments, highly leveraged transactions, and other industries known for excessive risk.

Portfolio Composition

Synovus continues to operate its successful relationship banking model, and has continued to maintain and further develop a strong presence in each of its local markets. The loan portfolio spreads across five southeastern states with diverse economies. The Georgia banks represent a majority with 52.5% of the consolidated portfolio. South Carolina represents 15%, followed by Alabama with 14.1%, Florida with 13.6%, and Tennessee with 4.8%.

The commercial loan portfolio consists of commercial and industrial and real estate loans. These loans are granted primarily on the borrower’s general credit standing and on the strength of the borrower’s ability to generate repayment cash flows from income sources. Real estate construction and mortgage loans are secured by commercial real estate as well as 1-4 family residences, and represent extensions of credit used as interim or permanent financing of real estate properties.

The presentation of commercial loans extended for the purpose of financing owner-occupied properties has been separately classified in 2007. Prior year amounts have been reclassified to conform to the presentation adopted in 2007.

Total commercial real estate loans at December 31, 2007 were $11.88 billion or 44.8% of the total loan portfolio. As shown on Table 15, the commercial real estate loan portfolio is diversified among various property types: investment properties, 1-4 family properties, and land acquisition.

The commercial real estate loan portfolio at December 31, 2007 and 2006 includes loans in the Atlanta market totaling $3.06 billion and 2.94 billion, respectively, of which $1.69 billion at each year end are 1-4 family property loans.

Included in the commercial category are $4.24 billion in loans for the purpose of financing owner-occupied properties. The primary source of repayment on these loans is revenue generated from products or services offered by the business or organization. The secondary source of repayment on these loans is the real estate.

Total retail loans as of December 31, 2007 were $4.0 billion. Retail loans consist of residential mortgages, home equity lines, credit card loans, and other installment loans. Synovus does not have indirect automobile loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions collateral is taken to provide an additional measure of security. Collateral securing these loans provides a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions.

Portfolio Growth

At December 31, 2007, total loans outstanding were $26.50 billion, an increase of 7.5% over 2006. Average loans increased 9.5% or $2.18 billion compared to 2006, representing 86.5% of average earning assets and 76.6% of average total assets. The year-over-year growth of $1.84 billion was diverse due in part to retail and commercial strategies which are essential for maintaining a balance in our growth. Growth in the commercial and industrial loan portfolio was 7.4% compared to a growth rate of 6.9% for the commercial real estate portfolio. The retail portfolio grew by 9.3% with most of the growth driven by home equity lines and consumer mortgages.

Total commercial real estate loans increased by $769.8 million, or 6.9% from year-end 2006. The commercial real estate portfolio growth was led by strong growth in income-producing properties, as market conditions resulted in substantially slower growth in the 1-4 family residential properties.

Commercial and industrial loans increased by $735.2 million or 7.4% from year-end 2006. Commercial, financial, and agricultural loans increased $550.3 million or 9.4% over 2006. Owner occupied loans increased $184.9 million or 4.6% from year end 2006.

Retail loans increased by $338.5 million or 9.3% from year-end 2006. Real estate mortgage loans grew $329.7 million, or 11.4%, driven by another year of strong growth in home equity loans. Home equity loans, our primary retail loan product, increased $179.7 million or 13.2% compared to a year ago. Our home equity loan portfolio consists primarily of loans with strong credit scores, conservative debt-to-income ratios, and appropriate loan-to-value ratios. The utilization rate (total amount outstanding as a percentage of total available lines) of this portfolio at December 31, 2007 and 2006 was approximately 58% and 56%, respectively. These loans are primarily

Financial Review

extended to customers who have an existing banking relationship with Synovus.

In addition to home equity lines, retail real estate mortgage also includes $1.67 billion in mortgage loans at December 31, 2007. Mortgage loans grew by $150.1 million or 9.9% from year end 2006. These loans are primarily extended to customers who have an existing banking relationship with Synovus.

Retail loans also include $291.1 million in credit card loans at December 31, 2007. These loans grew by 5.4% since year end 2006. Consistent with prior years, credit card growth is driven by cross-selling efforts to existing customers.

Table 11 shows the maturity of selected loan categories as of December 31, 2007. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.

Actual repayments of loans may differ from the contractual maturities reflected in Table 11 because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.

Table 10  Loans by Type
(Dollars in thousands)

	December 31,
	2007		2006		2005		2004		2003
	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$6,424,499	24.2%	5,874,204	23.8%	5,268,042	24.6%	5,064,828	26.0%	4,651,864	28.3
Owner occupied	4,239,639	16.0	4,054,728	16.4	3,685,026	17.2	3,399,356	17.5	3,012,091	18.3
Real estate — construction	8,007,794	30.2	7,517,611	30.5	5,745,169	26.8	4,574,364	23.5	3,365,742	20.4
Real estate — mortgage	3,875,451	14.7	3,595,798	14.6	3,392,989	15.9	3,315,863	17.0	2,676,063	16.2

Total commercial	22,547,383	85.1	21,042,341	85.3	18,091,226	84.5	16,354,411	84.0	13,705,760	83.2

Retail:
Real estate — mortgage	3,211,625	12.1	2,881,880	11.8	2,559,339	12.0	2,298,681	11.8	1,865,700	11.4
Retail loans — credit card	291,149	1.1	276,269	1.1	268,348	1.3	256,298	1.3	232,931	1.4
Retail loans — other	494,591	1.9	500,757	2.0	521,521	2.4	612,957	3.1	691,557	4.2

Total retail	3,997,365	15.1	3,658,906	14.9	3,349,208	15.7	3,167,936	16.2	2,790,188	17.0

Total loans	26,544,748		24,701,247		21,440,434		19,522,347		16,495,948
Unearned income	(46,163)	(0.2)	(46,695)	(0.2)	(48,087)	(0.2)	(41,951)	(0.2)	(31,034)	(0.2)

Total loans, net of unearned income	$26,498,585	100.0	24,654,552	100.0	21,392,347	100.0	19,480,396	100.0	16,464,914	100.0

*	Loan balance in each category, expressed as a percentage of total loans, net of unearned income.

Financial Review

Table 11  Loan Maturity and Interest Rate Sensitivity
(In thousands)

	December 31,
	2007
		Over One Year	Over
	One Year	Through Five	Five
	Or Less	Years	Years	Total

Selected loan categories:
Commercial, financial, and agricultural	$3,909,524	2,185,545	329,431	6,424,500
Real estate-construction	6,178,964	1,711,637	117,194	8,007,795

Total	$10,088,488	3,897,182	446,625	14,432,295

Loans due after one year:
Having predetermined interest rates				$1,874,112
Having floating or adjustable interest rates				2,469,695

Total				$4,343,807

Provision and Allowance for Loan Losses

Despite credit standards, internal controls, and a continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for losses on loans is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for loan losses, Synovus maintains an allowance for losses on loans that management believes is adequate to absorb probable losses within the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions, as well as changes in assumptions regarding a borrower’s ability to pay and/or collateral values. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review each banks allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the banks to recognize additions to their allowance for loan losses.

Allowance for Loan Losses Methodology

During the second quarter of 2007, Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. These changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans upon implementation.

To determine the adequacy of the allowance for loan losses, a formal analysis is completed quarterly to assess the probable loss within the loan portfolio. This assessment, conducted by lending officers and each bank’s loan administration department, as well as an independent holding company credit review function, includes analyses of historical performance, past due trends, the level of nonperforming loans, reviews of certain impaired loans, loan activity since the previous quarter, consideration of current economic conditions, and other pertinent information. Each loan is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed risk rating system. The resulting conclusions are reviewed and approved by senior management.

The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. The allocated allowance for commercial loans includes an allowance for impaired loans which is determined as described in the following paragraph. Additionally, the allowance for commercial loans includes an allowance for non-impaired loans which is based on application of loss reserve factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and loan grade. The probability of default and loss given default are based on industry data. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the portfolio. The occurrence of certain events could result in changes to the loss factors.

Financial Review

Accordingly, these loss factors are reviewed periodically and modified as necessary. The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified. The unallocated component also compensates for the uncertainty in estimating loan losses. The unallocated component of the allowance is based upon economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards. Certain macro-economic factors and changes in business conditions and developments could have a material impact on the collectibility of the overall portfolio.

Considering current information and events regarding the borrowers’ ability to repay their obligations, management considers a loan to be impaired when the ultimate collectibility of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded through a charge to earnings, as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses. A majority of Synovus’ impaired loans are collateral dependent. Accordingly, Synovus has determined the impairment on these loans based upon fair value estimates (net of selling costs) of the respective collateral. Any deficiency of the collateral coverage is charged against the allowance. The required allowance (or the actual losses) on these impaired loans could differ significantly if the ultimate fair value of the collateral is significantly different from the fair value estimates used by Synovus in estimating such potential losses.

A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance through provision expense is presented in Table 12.

Total net charge-offs were $117.1 million or .46% of average loans for 2007 compared to $60.2 million or .26% for 2006. Commercial real estate construction and mortgage represented $72.2 million or 61.7% of total net charge offs for 2007. Net charge offs in these categories also increased by $64.4 million from 2006 levels, representing more than the total increase of $56.8 million in consolidated net charge offs for the year. The West Florida market (which includes Synovus banks in Pensacola, Valparaiso, Tampa Bay and Naples) and Atlanta market represented $41.1 million and $17.3 million, respectively, of the total real estate construction and mortgage net charge-offs for 2007. Retail real estate mortgage net charge-offs were $6.1 million in 2007 compared to $3.1 million in 2006.

Allocation of the Allowance for Loan Losses

As noted previously, during 2007 Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. While these changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans, the changes did impact the amounts allocated to each component of the portfolio.

Table 13 shows a five year comparison of the allocation of the allowance for loan losses. The allocation of the allowance for loan losses is based on several essential loss factors which could differ from the specific amounts or loan categories in which charge-offs may ultimately occur.

Commercial, financial and agricultural loans had an allocated allowance of $94.7 million or 1.5% of loans in the respective category at December 31, 2007, compared to $74.6 million or 1.3% at December 31, 2006. The increase in the allocated allowance is due to loan growth of 9.4% from the previous year-end, negative credit migration, and reallocation of loss factors as a result of the methodology refinement.

At December 31, 2007, the allocated component of the allowance for loan losses related to commercial real estate construction loans was $116.8 million, up 58.3% from $73.8 million in 2006. As a percentage of commercial real estate construction loans, the allocated allowance in this category was 1.5% at December 31, 2007, compared to .98% the previous year-end. The increase is primarily due to negative credit migration in the 1-4 family construction and residential development portfolios within the Atlanta and West Florida markets.

The unallocated allowance is .14% of total loans and 10.3% of the total allowance at December 31, 2007. This compares to .26% of total loans and 20.0% of the total allowance at December 31, 2006. The decrease in the unallocated allowance during 2007 is primarily due to the aforementioned refinements to the allowance for loan losses methodology implemented during 2007. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided through the allocated allowance. Factors considered in determining the adequacy of the unallocated allowance include economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards.

Financial Review

Table 12 Allowance for Loan Losses
(Dollars in thousands)

	December 31,
	2007	2006	2005	2004	2003

Allowance for loan losses at beginning of year	$314,459	289,612	265,745	226,059	199,841
Allowance for loan losses of acquired/divested subsidiaries, net	—	9,915	—	5,615	10,534
Loans charged off:
Commercial:
Commercial, financial, and agricultural	35,443	44,676	38,087	30,697	37,535
Owner occupied	1,347	2,695	2,603	613	205
Real estate — construction	61,055	3,899	1,367	383	2,918
Real estate — mortgage	13,318	4,795	3,972	2,532	2,328

Total commercial	111,163	56,065	46,029	34,225	42,986

Retail:
Real estate — mortgage	6,964	3,604	4,393	2,327	2,972
Retail loans — credit card	8,172	8,270	11,383	7,728	7,631
Retail loans — other	4,910	4,867	5,421	6,688	10,616

Total retail	20,046	16,741	21,197	16,743	21,219

Total loans charged off	131,209	72,806	67,226	50,968	64,205

Recoveries on loans previously charged off:
Commercial:
Commercial, financial, and agricultural	7,735	7,304	3,890	5,334	3,454
Owner occupied	119	185	331	712	167
Real estate — construction	1,713	132	50	172	189
Real estate — mortgage	471	729	152	114	158

Total commercial	10,038	8,350	4,423	6,332	3,968

Retail:
Real estate — mortgage	894	527	511	521	330
Retail loans — credit card	1,669	2,130	1,828	1,612	1,467
Retail loans — other	1,553	1,583	1,799	1,255	2,347

Total retail	4,116	4,240	4,138	3,388	4,144

Recoveries of loans previously charged off	14,154	12,590	8,561	9,720	8,112

Net loans charged off	117,054	60,216	58,665	41,248	56,093

Provision expense	170,208	75,148	82,532	75,319	71,777

Allowance for loan losses at end of year	$367,613	314,459	289,612	265,745	226,059

Allowance for loan losses to loans, net of unearned income	1.39%	1.28	1.35	1.36	1.37

Ratio of net loans charged off to average loans outstanding, net of unearned income	0.46%	0.26	0.29	0.23	0.36

Financial Review

Table 13  Allocation of Allowance for Loan Losses
(Dollars in thousands)

	December 31,
	2007		2006		2005		2004		2003
	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$94,741	24.2	74,649	23.8	83,995	24.6	77,293	25.9	66,418	28.1
Owner occupied	29,852	16.0	38,712	16.4	34,000	17.2	22,609	17.4	18,452	18.3
Real estate — construction	116,791	30.2	73,799	30.5	55,095	26.8	47,596	23.5	37,450	20.4
Real estate — mortgage	41,737	14.7	40,283	14.6	40,108	15.9	46,973	17.1	35,159	16.3

Total commercial	283,121	85.1	227,443	85.3	213,198	84.5	194,471	83.9	157,479	83.1

Retail:
Real estate — mortgage	27,817	12.1	6,625	11.8	6,445	12.0	5,335	11.8	4,032	11.3
Retail loans — credit card	10,900	1.1	8,252	1.1	8,733	1.3	8,054	1.4	7,602	1.5
Retail loans — other	8,017	1.9	9,237	2.0	8,403	2.4	7,086	3.1	8,006	4.3

Total retail	46,734	15.1	24,114	14.9	23,581	15.7	20,475	16.3	19,640	17.1

Unearned income		(0.2)		(0.2)		(0.2)		(0.2)		(0.2)
Unallocated	37,758		62,902	52,833		50,799		48,940

Total allowance for loan losses	$367,613	100.0	314,459	100.0	289,612	100.0	265,745	100.0	226,059	100.0

*	Loan balance in each category expressed as a percentage of total loans, net of unearned income.

Nonperforming Assets and Past Due Loans

Nonperforming assets consist of loans classified as non-accrual or restructured, and real estate acquired through foreclosure. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. Non-accrual loans consist of those loans on which recognition of interest income has been discontinued. Loans may be restructured as to rate, maturity, or other terms as determined on an individual credit basis. Demand and time loans, whether secured or unsecured, are generally placed on non-accrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectibility are accruing interest, are classified as past due loans. Non-accrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only.

Nonperforming assets increased $321 million to $443.6 million at December 31, 2007 compared to year-end 2006. The nonperforming assets as a percentage of loans ratio increased to 1.67% as of December 31, 2007 compared to .50% as of year-end 2006. The increase in nonperforming assets was driven by residential real estate. Total nonperforming loans increased $245.5 million or 254% over year end 2006. 1-4 family property loans represent 64.1% of total nonperforming loans at December 31, 2007. Additionally, land acquisition loans represent 10.4% of total nonperforming loans at December 31, 2007. Nonperforming loans within the 1-4 family property and land acquisition portfolio sectors are concentrated in the Atlanta and West Florida markets, which together represent 70.3% of total nonperforming loans at December 31, 2007. At December 31, 2007, nonperforming loans in the West Florida market totaled $129.5 million while nonperforming loans in the Atlanta market totaled $111.2 million. West Florida and Atlanta represent 30.8% of our total loan portfolio at December 31, 2007.

Due to deterioration in the 1-4 family construction and residential development portfolio sectors, Synovus is

Financial Review

responding by increasing special asset resources and regional credit support. These resources are actively working through market issues that are occurring, primarily in the Atlanta and West Florida markets.

Other real estate totaled $101.5 million at December 31, 2007, which represented a $75.6 million increase over year end 2006. Residential real estate represented $83.1 million of the total. The Atlanta and West Florida markets represented $70.0 million of other real estate at December 31, 2007.

As a percentage of total loans outstanding, loans 90 days past due and still accruing interest were .13% at December 31, 2007. This compares to .14% at year-end 2006. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments.

Management continuously monitors non-performing and past due loans, to prevent further deterioration regarding the condition of these loans. Management believes non-performing loans and past due loans over 90 days and still accruing include all material loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the collectibility of amounts due according to the contractual terms of the loan agreement.

Table 14  Nonperforming Assets and Past Due Loans
(Dollars in thousands)

	December 31,
	2007	2006	2005	2004	2003

Nonperforming loans	$342,082	96,622	82,175	80,456	67,442
Other real estate	101,487	25,923	16,500	21,492	28,422

Nonperforming assets	$443,569	122,545	98,675	101,948	95,864

Loans 90 days past due and still accruing interest total outstanding	$33,663	34,495	16,023	18,138	21,138

As a % of loans	0.13%	0.14	0.07	0.09	0.13

Allowance for loan losses	$367,613	314,459	289,612	265,745	226,059

Allowance for loan losses as a % of loans	1.39%	1.28	1.35	1.36	1.37

As a % of loans and other real estate:
Nonperforming loans	1.29%	0.39	0.38	0.41	0.41
Other real estate	0.38%	0.11	0.08	0.11	0.17

Nonperforming assets	1.67%	0.50	0.46	0.52	0.58

Allowance for loan losses to nonperforming loans	107.46%	325.45	352.43	330.30	335.19

Interest income on non-performing loans outstanding on December 31, 2007, that would have been recorded if the loans had been current and performed in accordance with their original terms was $32.1 million for the year ended December 31, 2007. Interest income recorded on these loans for the year ended December 31, 2007 was $19.9 million.

Financial Review

Table 15

	December 31, 2007		December 31, 2006
		Nonperforming		Nonperforming
	Loans as a	Loans as a	Loans as a	Loans as a
	Percentage	Percentage	Percentage	Percentage
	of Total	of Total	of Total	of Total
	Loans	Nonperforming	Loans	Nonperforming
Loan Type	Outstanding	Loans	Outstanding	Loans

Commercial Real Estate
Multi-family	1.8%	0.5	2.0%	0.2
Hotels	2.3	0.0	2.6	1.3
Office buildings	3.6	1.8	3.6	4.5
Shopping centers	3.2	0.2	3.1	—
Commercial development	3.6	2.3	3.6	—
Other investment property	2.6	1.3	1.8	0.1

Total Investment Properties	17.1	6.1	16.7	6.1

1-4 family construction	8.4	30.8	9.5	5.8
1-4 family perm/mini-perm	4.8	10.0	4.8	8.0
Residential development	8.7	23.3	8.3	2.0

Total 1-4 Family Properties	21.9	64.1	22.6	15.8
Land Acquisition	5.8	10.4	5.7	8.7

Total Commercial Real Estate	44.8	80.6	45.0	30.6

Commercial, Financial, Agricultural	24.3	12.2	23.8	43.3
Owner-Occupied	16.0	3.6	16.5	16.0

Total Commercial and Industrial Loans	40.3	15.8	40.3	59.3

Home Equity	5.8	1.1	5.5	3.5
Consumer Mortgages	6.3	2.0	6.2	4.6
Credit Card	1.1	—	1.1	—
Other Retail Loans	1.9	0.5	2.1	2.0

Total Retail	15.1	3.6	14.9	10.1
Unearned Income	(0.2)	—	(0.2)	—

Total	100.0%	100.0%	100.0%	100.0

Table 15 shows the composition of the loan portfolio and nonperforming loans classified by loan type as of December 31, 2007 and 2006. The commercial real estate category is further segmented into the various property types determined in accordance with the purpose of the loan. Commercial real estate represents 44.8% of total loans and is diversified among many property types. These include commercial investment properties, 1-4 family properties, and land acquisition. Commercial investment properties, as shown in Table 15, represent 17.1% of total loans and 38% of total commercial real estate loans at December 31, 2007. No category of commercial investment properties exceeds 5% of the total loan portfolio. The greatest concentration in commercial real estate is 1-4 family properties, which include 1-4 family construction, commercial 1-4 family mortgages, and residential development loans. These properties are further diversified geographically; approximately 29% of 1-4 family property loans are secured by properties in the Atlanta market and approximately 12.9% are secured by properties in coastal markets. Land acquisition represents less than 6% of total loans.

Financial Review

Deposits

Deposits provide the most significant funding source for interest earning assets. Table 16 shows the relative composition of average deposits for 2007, 2006, and 2005. Refer to Table 17 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 29.5% and 28.9% of total deposits at December 31, 2007 and 2006, respectively. Synovus continues to maintain a strong base of large denomination time deposits from customers within the local market areas of subsidiary banks. Synovus also utilizes national market brokered time deposits as a funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits over $100,000 at December 31, 2007, 2006, and 2005 were $7.35 billion, $7.10 billion, and $5.24 billion, respectively. Interest expense for the years ended December 31, 2007, 2006, and 2005, on these large denomination deposits was $364.2 million, $299.7 million, and $171.7 million, respectively.

In 2007, Synovus continued to focus on growing in-market core deposits, particularly money market interest bearing and non-interest bearing demand deposits, with the objective of diversifying the composition of deposits and reducing reliance on wholesale funding. Core deposits (total deposits excluding brokered time deposits) grew 0.7% from December 31, 2006 to December 31, 2007. Core deposit growth for the year was primarily in money market and interest bearing demand deposit accounts. This growth was partially offset by the run-off of higher priced certificates of deposit. From December 31, 2005 to December 31, 2006, core deposits grew 16.2%, and grew 12.2% during the same period excluding the impact of acquisitions and brokered time deposits.

Average deposits increased $2.04 billion or 9.0%, to $24.82 billion in 2007 from $22.78 billion in 2006. Average interest bearing deposits, which include interest bearing demand deposits, money market accounts, savings deposits, and time deposits, increased $2.15 billion or 11.2% from 2006. Average non-interest bearing demand deposits decreased $108.8 million or 3.1% during 2007. Average interest bearing deposits increased $3.05 billion or 18.8% from 2005 to 2006, while average non-interest bearing demand deposits increased $102.26 million, or 3.0%. See Table 4 for further information on average deposits, including average rates paid in 2007, 2006, and 2005.

Table 16	Average Deposits

(Dollars in thousands)	2007	% *	2006	% *	2005	% *

Non-interest bearing demand deposits	$3,409,506	13.7	3,518,312	15.4	3,416,053	17.4
Interest bearing demand deposits	3,125,802	12.6	3,006,308	13.2	2,975,016	15.2
Money market accounts	7,714,360	31.1	6,515,079	28.6	5,203,104	26.5
Savings deposits	483,368	1.9	542,793	2.4	555,205	2.8
Time deposits under $100,000	2,940,919	11.9	2,791,759	12.3	2,294,158	11.7
Time deposits $100,000 and over	4,063,428	16.4	3,549,200	15.6	2,624,623	13.4

	21,737,383	87.6	19,923,451	87.5	17,068,159	87.0
Brokered time deposits ($100,000 and over)	3,084,006	12.4	2,855,191	12.5	2,557,660	13.0

Total average deposits	$24,821,389	100.0	22,778,642	100.0	19,625,819	100.0

* Average deposits balance in each category expressed as percentage of total average deposits.

Financial Review

Table 17	Maturity Distribution of Time Deposits of $100,000 or More

(In thousands)	December 31, 2007

3 months or less	$2,473,842
Over 3 months through 6 months	2,370,033
Over 6 months through 12 months	1,597,767
Over 12 months	914,823

Total outstanding	$7,356,465

Market Risk And Interest Rate Sensitivity

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced current and potential net income. Synovus’ most significant market risk is interest rate risk. This risk arises primarily from Synovus’ core community banking activities of extending loans and accepting deposits.

Managing interest rate risk is a primary goal of the asset liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments. Synovus manages its exposure to fluctuations in interest rates through policies established by its Asset Liability Management Committee (ALCO) and approved by the Board of Directors. ALCO meets periodically and has responsibility for developing asset liability management policies, reviewing the interest rate sensitivity of the Company, and developing and implementing strategies to improve balance sheet structure and interest rate risk positioning.

Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. The baseline forecast assumes an unchanged or flat interest rate environment. These simulations include all of our earning assets, liabilities and derivative instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth expectations, are included in the periods modeled. Projected rates for new loans and deposits are based on management’s outlook and local market conditions.

The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario; additionally, customer loan and deposit preferences can vary in response to changing interest rates. Simulation modeling enables Synovus to capture the effect of these differences. Synovus is also able to model expected changes in the shape of interest rate yield curves for each rate scenario. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets and liabilities subject to prepayment.

Synovus entered 2007 with a neutral to moderately asset sensitive interest rate risk positioning. Asset sensitivity was generally limited to significant interest rate movements of 200 basis points or more. This positioning would be expected to result in an increase in net interest income in a rising interest rate environment and a decrease in net interest income in a declining rate environment. During 2007 Synovus maintained a relatively neutral interest rate risk position. The year-end 2007 position indicates a moderately asset sensitive position, primarily in significantly declining rate scenarios. This position is due to the lower current level of interest rates and their impact on the ability to reduce rates on low cost deposits due to implied floors on these deposit rates. An expectation of higher prepayment levels on fixed rate assets also contributes to this asset sensitive position.

Synovus’ rate sensitivity position is indicated by selected results of net interest income simulations. In these simulations, Synovus has modeled the impact of a gradual increase and decrease in short-term interest rates of 100 and 200 basis points to determine the sensitivity of net interest income for the next twelve months. As illustrated in Table 18, the net interest income sensitivity model indicates that, compared with a net interest income forecast assuming stable rates, net interest income is projected to decrease by 0.1% and increase by 1.5% if interest rates increased by 100 and 200 basis points, respectively, and decrease by 1.5% and 2.7% if interest rates decreased by 100 and 200 basis points, respectively. These changes were within Synovus’ policy limit of a maximum 5% negative change.

The actual realized change in net interest income would depend on several factors. These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons. Market conditions and their resulting impact on loan, deposit, and wholesale funding pricing would also be a primary determinant in the realized level of net interest income.

Synovus is also subject to market risk in certain of its fee income business lines. Financial management services revenues, which include trust, brokerage, and financial planning fees, can be affected by risk in the securities markets, primarily

Financial Review

the equity securities market. A significant portion of the fees in this unit are determined based upon a percentage of asset values. Weaker securities markets and lower equity values could have an adverse impact on the fees generated by these operations. Mortgage banking income is also subject to market risk. Mortgage loan originations are sensitive to levels of mortgage interest rates and therefore, mortgage revenue could be negatively impacted during a period of rising interest rates. The extension of commitments to customers to fund mortgage loans also subjects Synovus to market risk. This risk is primarily created by the time period between making the commitment and closing and delivering the loan. Synovus seeks to minimize this exposure by utilizing various risk management tools, the primary of which are forward sales commitments and best efforts commitments.

Table 18	Twelve Month Net Interest Income Sensitivity

Change in	Estimated change in Net Interest Income
Short-Term	As of	As of
Interest Rates	December 31,	December 31,
(In basis points)	2007	2006

+ 200	1.5%	2.5%
+ 100	(0.1)%	0.3%
Flat	—	—
- 100	(1.5)%	(1.0)%
- 200	(2.7)%	(2.7)%

Derivative Instruments for Interest Rate Risk Management

As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. The primary instruments utilized by Synovus are interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to hedge the variability of cash flows or fair values of on-balance sheet assets and liabilities.

Interest rate derivative contracts utilized by Synovus include end-user hedges, all of which are designated as hedging specific assets or liabilities. These hedges are executed and managed in coordination with the overall interest rate risk management function. Management believes that the utilization of these instruments provides greater financial flexibility and efficiency in managing interest rate risk.

The notional amount of interest rate swap contracts utilized by Synovus as part of its overall interest rate risk management activities as of December 31, 2007 and 2006 was $2.76 billion and $2.78 billion, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based.

Entering into interest rate derivatives contracts potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. This credit risk is normally a small percentage of the notional amount and fluctuates based on changes in interest rates. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus minimizes credit risk by dealing with highly-rated counterparties, and by obtaining collateralization for exposures above certain predetermined limits.

A summary of these interest rate contracts and their terms at December 31, 2007 and 2006 is shown in Table 19. The fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

During 2007, a total of $1.8 billion in notional amounts of interest rate contracts matured and $185 million were terminated. A total notional amount of $270 million matured in 2006 and $50 million were terminated. Interest rate contracts contributed additional net interest expense of $4.2 million and a one basis point decrease in the net interest margin for 2007. For 2006, interest rate contracts contributed an increase in net interest expense of $8.0 million and a three basis point decrease to the net interest margin.

Financial Review

Table 19  Interest Rate Contracts

		Weighted	Weighted	Weighted			Net
		Average	Average	Average			Unrealized
	Notional	Receive	Pay	Maturity	Unrealized	Unrealized	Gains
(Dollars in thousands)	Amount	Rate	Rate *	In Months	Gains	Losses	(Losses)

December 31, 2007
Receive fixed swaps:
Fair value hedges	$1,957,500	4.97%	4.87%	25	$20,349	(2,268)	18,081
Cash flow hedges	800,000	8.06%	7.25%	34	32,340	—	32,340

Total	$2,757,500	5.87%	5.56%	28	$52,689	(2,268)	50,421

December 31, 2006
Receive fixed swaps:
Fair value hedges	$2,082,500	4.91%	5.11%	31	$32,686	(14,787)	17,899
Cash flow hedges	700,000	7.91%	8.25%	38	4,265	(2,253)	2,012

Total	$2,782,500	5.66%	5.90%	32	$36,951	(17,040)	19,911

* Variable pay rate based upon contract rates in effect at December 31, 2007 and 2006

Liquidity

Liquidity represents the availability of funding to meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. Synovus’ strong capital position, solid core deposit base, and excellent credit ratings are the cornerstones of its liquidity management activities.

The Synovus Asset Liability Management Committee (ALCO), operating under liquidity and funding policies approved by the Board of Directors, actively analyzes and manages the liquidity position in coordination with the subsidiary banks. These subsidiaries maintain liquidity in the form of cash, investment securities, and cash derived from prepayments and maturities of both their investment and loan portfolios. Liquidity is also enhanced by the acquisition of new deposits. The subsidiary banks monitor deposit flows and evaluate alternate pricing structures to retain and grow deposits. Liquidity is also enhanced by the subsidiary banks’ strong reputation in the national deposit markets. This reputation allows subsidiary banks to issue longer-term certificates of deposit across a broad geographic base to enhance their liquidity and funding positions. An additional liquidity source for selected Synovus subsidiary banks is available through their membership in the Federal Home Loan Bank System. At year-end 2007, most Synovus affiliate banks had access to incremental funding, subject to available collateral and Federal Home Loan Bank credit policies, through utilization of Federal Home Loan Bank advances.

Certain Synovus subsidiary banks have access to overnight federal funds lines with various financial institutions. These lines allow Synovus banks to meet immediate liquidity needs if required. These lines total approximately $3.7 billion and are extended at the ongoing discretion of the correspondent financial institutions. Synovus’ strong credit rating is a primary determinant in the continued availability of these lines. Should Synovus’ credit rating decline to a level below investment grade, these lines’ availability would be significantly diminished. For this reason, selected Synovus banks maintain additional sources of liquidity including collateralized borrowing accounts with the Federal Reserve Bank.

The Parent Company requires cash for various operating needs including dividends to shareholders, business combinations, capital infusions into subsidiaries, the servicing of debt, and the payment of general corporate expenses. The primary source of liquidity for the Parent Company is dividends and management fees from the subsidiary banks. As a short-term liquidity source, the Parent Company has access to a $25 million line of credit with an unaffiliated banking organization. Synovus had no borrowings outstanding on this line of credit at December 31, 2007. The Parent Company also enjoys a solid reputation and credit standing in the capital markets and has the ability to raise substantial amounts of funds in the form of either short or long-term borrowings. Maintaining adequate credit ratings is essential to Synovus’ continued cost-effective access to these capital market funding sources.

The consolidated statements of cash flows detail cash flows from operating, investing, and financing activities. Net

Financial Review

cash provided by operating activities was $665.8 million for the year ended December 31, 2007, while financing activities provided $2.01 billion. Investing activities used $2.68 billion of these amounts, resulting in a net decrease in cash and cash equivalents of $3.1 million. Cash of $210.5 million was retained by TSYS as a result of the tax-free spin-off of TSYS to Synovus shareholders on December 31, 2007.

Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources, or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have such effect. Table 20 sets forth certain information about contractual cash obligations at December 31, 2007.

Table 20  Contractual Cash Obligations

	Payments Due After December 31, 2007
(In thousands)	1 Year or Less	Over 1 - 3 Years	4 - 5 Years	After 5 Years	Total

Long-term debt	$399,046	637,774	70,500	764,042	1,871,362
Capital lease obligations	333	899	820	5,079	7,131
Operating leases	18,450	33,309	30,640	116,395	198,794

Total contractual cash obligations	$417,829	671,982	101,960	885,516	2,077,287

Capital Resources

Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to sustain an appropriate degree of leverage to provide a desirable level of profitability. Synovus has the ability to generate internal capital growth sufficient to support the asset growth it has experienced. Total shareholders’ equity of $3.4 billion represented 10.42% of total assets at December 31, 2007.

As noted in the section titled, Discontinued Operations, Synovus completed the tax-free spin-off of TSYS to Synovus shareholders on December 31, 2007.

The completion of the spin-off resulted in a reduction in total shareholder’s equity at December 31, 2007 of $684.0 million. Accordingly, the decrease in regulatory capital and respective ratios at December 31, 2007 compared to December 31, 2006 is primarily due to the decrease in shareholder’s equity resulting from the spin-off.

The regulatory banking agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets for Synovus are on-balance sheet assets in the form of loans. Approximately 12.5% of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit and loan commitments that Synovus enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined in the regulations. The regulatory agencies define a well-capitalized bank as one that has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At December 31, 2007, Synovus and all subsidiary banks were in excess of the minimum capital requirements with a consolidated Tier I capital ratio of 9.11% and a total risk-based capital ratio of 12.66%, compared to Tier I and total risk-based capital ratios of 10.87% and 14.43%, respectively, in 2006 as shown in Table 21. The decline in capital and respective capital ratios from 2006 to 2007 was primarily due to the spin-off of TSYS.

In addition to the risk-based capital standards, a minimum leverage ratio of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles. Synovus had a leverage ratio of 8.65% at December 31, 2007 and 10.64% at December 31, 2006, significantly exceeding regulatory requirements.

As of February 15, 2008, there were approximately 24,609 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 22 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

Financial Review

Table 21 Capital Ratios

	December 31,
(Dollars in thousands)	2007	2006

Tier I capital:
Shareholders’ equity	$3,441,590	$3,708,650
Net unrealized gains (losses) on investment securities available for sale	(16,024)	15,227
Net unrealized gains (losses) on cash flow hedges	(15,415)	4,410
Disallowed intangibles	(547,278)	(733,129)
Disallowed deferred tax assets	(6,862)	(5,935)
Other deductions from Tier 1 Capital	(4,464)	(2,855)
Deferred tax liability on core deposit premium related to acquisitions	8,776	11,035
Minority interest	—	236,709
Qualifying trust preferred securities	10,235	20,491

Total Tier I capital	2,870,558	3,254,603

Tier II capital:
Qualifying subordinated debt	750,000	750,000
Eligible portion of the allowance for loan losses	367,613	314,459

Total Tier II capital	1,117,613	1,064,459

Total risk-based capital	$3,988,171	$4,319,062

Total risk-adjusted assets	$31,505,022	$29,930,284

Tier I capital ratio	9.11%	10.87%
Total risk-based capital ratio	12.66	14.43
Leverage ratio	8.65	10.64
Regulatory minimums (for well-capitalized status):
Tier I capital ratio	6.00%	6.00%
Total risk-based capital ratio	10.00	10.00
Leverage ratio	5.00	5.00

Market and Stock Price Information

Table 22 presents stock price information for the years ended December 31, 2007 and 2006 based on the closing stock price as reported on the New York Stock Exchange.

Table 22  Stock Price Information

	High	Low

2007
Quarter ended December 31, 2007	$28.94	22.54
Quarter ended September 30, 2007	31.47	26.42
Quarter ended June 30, 2007	33.31	30.70
Quarter ended March 31, 2007	33.39	30.61
2006
Quarter ended December 31, 2006	$30.99	28.99
Quarter ended September 30, 2006	29.73	25.83
Quarter ended June 30, 2006	28.00	25.77
Quarter ended March 31, 2006	28.61	26.51

Dividends

Synovus (and its predecessor companies) has paid cash dividends on its common stock in every year since 1891. Synovus dividend payout ratio was 51.25%, 40.99%, and 44.51%, in 2007, 2006, and 2005, respectively. Due to the TSYS spin-off, Synovus intends to adjust its cash dividends so that Synovus’ shareholders who retain their TSYS shares will initially receive, in the aggregate, the same cash dividends per share that existed before the spin-off. As a result, Synovus intends to lower its annual cash dividends per share in 2008 from $0.82 to $0.68 and TSYS intends for its annual dividend per share to remain at $0.28, which translates to an aggregate expected $0.82 dividend per share in 2008 to Synovus shareholders who retain their TSYS shares. Decisions regarding future dividend will be made independently by the Synovus Board of Directors and the TSYS Board of Directors for their respective companies. In addition to the Company’s general financial condition, Synovus’ Board of Directors considers other factors in determining the amount of dividends to be paid each year. These factors include consideration of capital and liquidity needs based on projected balance sheet growth, acquisition activity, earnings growth, as well as the capital position.

Table 23 presents information regarding dividends declared during the years ended December 31, 2007 and 2006.

Financial Review

Table 23  Dividends

		Per Share
Date Declared	Date Paid	Amount

2007
November 30, 2007	January 2, 2008	$.2050
September 5, 2007	October 1, 2007	.2050
May 24, 2007	July 2, 2007	.2050
March 8, 2007	April 2, 2007	.2050
2006
November 21, 2006	January 2, 2007	$.1950
August 15, 2006	October 2, 2006	.1950
May 16, 2006	July 1, 2006	.1950
February 22, 2006	April 1, 2006	.1950

Commitments and Contingencies

Synovus believes it has sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year. Table 24 and Note 9 to the consolidated financial statements provide additional information on short-term and long-term borrowings.

Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes accruals for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. In the pending regulatory matter described below, loss contingencies are not reasonably estimable in the view of management, and, accordingly, a reserve has not been established for this matter. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including the pending regulatory matter described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.

The FDIC is currently conducting an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (CB&T), a wholly owned banking subsidiary of Synovus, in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (CompuCredit). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

CB&T is cooperating with the FDIC’s investigation. Synovus cannot predict the eventual outcome of the FDIC’s investigation; however, the investigation has resulted in material changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement. It is likely that the investigation may result in further changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement and the imposition of one or more regulatory sanctions, including a civil money penalty and/or restitution of certain fees to affected cardholders. At this time, management of Synovus does not expect the ultimate resolution of the investigation to have a material adverse effect on its consolidated financial condition, results of operations or cash flows primarily due to the expected performance by CompuCredit of its indemnification obligations described in the paragraph above.

Synovus is a member of the Visa USA network. On October 2, 2007, the Visa organization of affiliated entities completed a series of restructuring transactions which resulted in the combination of certain of Visa’s affiliated operating companies, including Visa USA into Visa, Inc. Visa’s 2007 restructuring was part of a series of steps toward Visa, Inc.’s planned initial public offering (IPO). Visa, Inc. intends to use the IPO proceeds for a variety of purposes including, but not limited to, redemption of a portion of Visa members’ interests and establishment of an escrow fund for judgments and/or settlements of certain Visa USA related litigation (the “covered litigation”).

As a result of Visa’s reorganization, Synovus exchanged its membership interest in Visa USA for an equity interest in Visa, Inc. The equity interest will initially be comprised of Class USA shares, which are subject to a true-up process based on performance against projections for the trailing four quarters reported in Visa’s final and effective registration statement on Form S-1. Subsequent to the true-up process, Class USA shares will be converted to Class B shares, which will be subject to transfer restrictions until the latter of (a) the third anniversary of the effective date of Visa’s IPO, or (b) the date

Financial Review

on which all of Visa’s covered litigation (as defined above) has been resolved.

Synovus has assigned no value to its Visa shares. Should Visa complete its IPO as planned, Synovus will recognize a gain upon the redemption of Class B shares by Visa, and will subsequently recognize a gain upon release from transfer restrictions on the remainder of its Class B shares. The amount and timing of potential gains is not determinable at this time.

Prior to Visa’s October 2, 2007 restructuring, Visa USA members approved Visa’s restructuring plan, including its retrospective responsibility plan, which included confirmation, by Visa USA members, of their obligation under Visa USA bylaws to indemnify Visa, Inc. for potential future settlement of, or judgments resulting from the covered litigation. Synovus’ indemnification obligation is limited to its membership proportion of Visa USA. On November 7, 2007, Visa announced the settlement of its American Express litigation, and disclosed in its annual report to the SEC on Form 10-K for the year ended September 30, 2007 that Visa had accrued a contingent liability for the estimated settlement of its Discover litigation. Accordingly, during 2007, Synovus has recognized a contingent liability in the amount of $36.8 million as an estimate for its membership proportion of the American Express settlement and the potential Discover settlement, as well as its membership proportion of the amount that Synovus estimates will be required for Visa to settle the remaining covered litigation. The timing for ultimate settlement of all covered litigation is not determinable at this time.

Short-Term Borrowings

The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

Table 24  Short-Term Borrowings

(Dollars in thousands)	2007	2006	2005

Balance at December 31	$2,319,412	1,582,487	1,300,379
Weighted average interest rate at December 31	3.81%	4.97%	3.76%
Maximum month end balance during the year	$2,767,055	1,986,919	2,026,224
Average amount outstanding during the year	$1,957,990	1,578,163	1,197,342
Weighted average interest rate during the year	4.75%	4.62%	2.87%

Income Tax Expense

Income taxes based on income from continuing operations were $184.7 million in 2007, down from $230.4 million in 2006, and $204.3 million in 2005. The effective income tax rate was 35.0%, 35.7%, and 36.3%, in 2007, 2006, and 2005, respectively. See Note 17 to the consolidated financial statements for a detailed analysis of income taxes.

Synovus files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. Synovus’ U.S. Federal income tax return is filed on a consolidated basis. Most state and foreign income tax returns are filed on a separate entity basis. Synovus is no longer subject to U.S. Federal income tax examinations by the IRS for years before 2004, and with few exceptions is no longer subject to income tax examinations from state or foreign authorities for years before 2001.

In the normal course of business, Synovus is subject to examinations from various tax authorities. These examinations may alter the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. During the year ended December 31, 2007, Synovus decreased its liability for prior year uncertain income tax positions by a net amount of approximately $4.1 million (net of the Federal tax effect) including $1.4 million in interest. This decrease resulted from the completion of a routine state tax examination, expiring state audit period statutes and other new information impacting the potential resolution of material uncertain tax positions subsequent to the adoption of FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”.

The total liability for uncertain tax positions under FIN 48 at December 31, 2007 is $5.4 million. Synovus is not able to reasonably estimate the amount by which the liability will increase or decrease over time; however, at this time, Synovus does not expect a significant payment related to these obligations within the next year.

Synovus continually monitors and evaluates the potential impact of current events and circumstances on the estimates and assumptions used in the analysis of its income tax positions, and, accordingly, Synovus’ effective tax rate may fluctuate in the future.

Inflation

Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Synovus has been able to maintain a high level of equity through retention of an appropriate percentage of its net income. Synovus deals with the effects of inflation by managing its interest rate sensitivity position through its asset/liability management

Financial Review

program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

Parent Company

The Parent Company’s assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders’ equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating expenses, and pay dividends to its shareholders. These operations are funded by dividends and fees received from subsidiaries, and borrowings from outside sources.

In connection with dividend payments to the Parent Company from its subsidiary banks, certain rules and regulations of the various state and federal banking regulatory agencies limit the amount of dividends which may be paid. Approximately $407 million in dividends could be paid in 2008 to the Parent Company from its subsidiary banks without prior regulatory approval. Synovus expects to receive regulatory approval to allow certain subsidiaries to pay dividends in excess of their respective regulatory limits.

Issuer Purchases of Equity Securities

The following table sets forth information regarding Synovus’ purchases of its common stock on a monthly basis during the three months ended December 31, 2007:

				Maximum
				Number of
			Total Number of	Shares That
	Total		Shares Purchased	May Yet Be
	Number		as Part of Publicly	Purchased
	of Shares	Average Price	Announced Plans	Under the Plans
Month	Purchased(1)	Paid per Share	or Programs(2)	or Programs

October 2007	—	$—	—	—
November 2007	213,579	26.44	—	—
December 2007	254,222	25.67	—	—

Total	467,801	$26.02	—	—

(1)	Consists of delivery of previously owned shares to Synovus in payment of the exercise price of stock options.

(2)	Synovus does not currently have a publicly announced share repurchase plan in place.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement does not introduce any new requirements mandating the use of fair value; rather, it unifies the meaning of fair value and adds additional fair value disclosures. The provisions of this statement are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As permitted under FASB Staff Position No. FAS 157-2, Synovus has elected to defer the application of SFAS No. 157 to non-financial assets and liabilities until January 1, 2009. SFAS No. 157 will not have a material impact on Synovus’ financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. As of January 1, 2008, Synovus has elected the fair value option for mortgage loans held for sale and hedged callable brokered certificates of deposit. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS No. 159 will not have a material impact on Synovus’ financial position, results of operations or cash flows.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-04). EITF 06-4 requires an employer to recognize a liability for future benefits based on the substantive agreement with the employee. EITF 06-4 requires a company to use the guidance prescribed in FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and Accounting Principles Board Opinion No. 12, “Omnibus Opinion,” when entering into an endorsement split-dollar life insurance agreement and recognizing the liability. EITF 06-4 is effective for fiscal periods beginning after December 15, 2007. Synovus does not expect the impact of EITF 06-4 on its financial position, results of operations or cash flows to be material.

In November 2006, the EITF reached a consensus on EITF Issue No. 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements” (EITF 06-10). Under EITF 06-10, an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement. The recognition of an asset should be based on the nature and substance of the collateral, as well as the terms of the arrangement such as (1) future cash flows to which the employer is entitled and (2) employee’s obligation (and ability) to repay the employer. EITF 06-10 is effective for fiscal periods beginning after December 15, 2007.

Financial Review

Synovus does not expect the impact of EITF 06-10 on its financial position, results of operations or cash flows to be material.

In November 2006, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-based Payment Awards” (EITF 06-11). Employees may receive dividend payments (or the equivalent of) on vested and non-vested share-based payment awards. Under EITF 06-11, the Task Force concluded that a realized income tax benefit from dividends (or dividend equivalents) that are charged to retained earnings and are paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid-in capital. Once the award is settled, the Company should determine whether the cumulative tax deduction exceeded the cumulative compensation cost recognized on the income statement. If the total tax benefit exceeds the tax effect of the cumulative compensation cost, the excess would be an increase to additional paid-in capital. EITF 06-11 is effective for fiscal periods beginning after September 15, 2007. Synovus does not expect the impact of EITF 06-11 on its financial position, results of operations or cash flows to be material.

In November 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” SAB 109 supercedes SAB 105, “Application of Accounting Principles to Loan Commitments.” SAB 109, consistent with SFAS No. 156, “Accounting for Servicing of Financial Assets,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” requires that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. A separate and distinct servicing asset or liability is not recognized for accounting purposes until the servicing rights have been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. The provisions of this bulletin are effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Synovus does not expect the impact of SAB 109 on its financial position, results of operations or cash flows to be material.

In December 2007, the SEC issued SAB 110, “Share-Based Payment.” SAB 110 allows eligible public companies to continue to use a simplified method for estimating the expense of stock options if their own historical experience isn’t sufficient to provide a reasonable basis. Under SAB 107, “Share-Based Payment,” the simplified method was scheduled to expire for all grants made after December 31, 2007. The SAB describes disclosures that should be provided if a company is using the simplified method for all or a portion of its stock option grants beyond December 31, 2007. The provisions of this bulletin are effective on January 1, 2008. Synovus plans to retain use of the simplified method allowed by SAB 110 for determining the expected term component for share options granted during 2008.

In December 2007, the FASB issued SFAS 141R, “Business Combinations.” SFAS 141R clarifies the definitions of both a business combination and a business. All business combinations will be accounted for under the acquisition method (previously referred to as the purchase method). This standard defines the acquisition date as the only relevant date for recognition and measurement of the fair value of consideration paid. SFAS 141R requires the acquirer to expense all acquisition related costs. SFAS 141R will also require acquired loans to be recorded net of the allowance for loan losses on the date of acquisition. SFAS 141R defines the measurement period as the time after the acquisition date during which the acquirer may make adjustments to the “provisional” amounts recognized at the acquisition date. This period cannot exceed one year, and any subsequent adjustments made to provisional amounts are done retrospectively and restate prior period data. The provisions of this statement are effective for business combinations during fiscal years beginning after December 15, 2008. Synovus has not determined the impact that SFAS 141R will have on its financial position and results of operations and believes that such determination will not be meaningful until Synovus enters into a business combination.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in consolidated financial statements — An Amendment of ARB No. 51.” SFAS No. 160 requires noncontrolling interests to be treated as a separate component of equity, not as a liability or other item outside of equity. Disclosure requirements include net income and comprehensive income to be displayed for both the controlling and noncontrolling interests and a separate schedule that shows the effects of any transactions with the noncontrolling interests on the equity attributable to the controlling interest. The provisions of this statement are effective for fiscal years beginning after December 15, 2008. This statement should be applied prospectively except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. Synovus does not expect the impact of SFAS No. 160 on its financial position, results of operations or cash flows to be material.

Forward-Looking Statements

Certain statements contained in this document which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). These forward-looking statements include, among others, statements regarding: (i) management’s belief with respect to the adequacy of the allowance for loan losses; (ii) the expected financial impact of

Financial Review

recent accounting pronouncements; (iii) management’s estimate with respect to its indemnification obligation in connection with the Visa covered litigation; (iv) management’s belief with respect to legal proceedings and other claims, including the pending regulatory matter with respect to credit card programs offered by CB&T pursuant to its agreement with CompuCredit; (v) management’s belief with respect to the adequacy of unallocated allowance for loan losses; (vi) management’s belief with respect to the existence of sufficient collateral for past due loans, and the inclusion of all material loans in which serious doubt exists as to collectibility in nonperforming loans and loans past due over 90 days and still accruing; (vii) management’s belief with respect to the use of derivatives to manage interest rate risk; (viii) the Board of Directors’ present intent to continue to pay adjusted cash dividends and the expected initial amount of the aggregated Synovus and TSYS dividend; (ix) management’s belief with respect to having sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year; and the assumptions underlying such statements. In addition, certain statements in future filings by Synovus with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Synovus which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, efficiency ratios and other financial terms; (ii) statements of plans and objectives of Synovus or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “estimates,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

These statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to: (i) competitive pressures arising from aggressive competition from other financial service providers; (ii) factors that affect the delinquency rate of Synovus’ loans and the rate at which Synovus’ loans are charged off; (iii) changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets, including a reduction in our debt ratings; (iv) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted may be different than expected; (v) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board; (vi) inflation, interest rate, market and monetary fluctuations; (vii) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (viii) changes in consumer spending, borrowing, and saving habits; (ix) technological changes are more difficult or expensive than anticipated; (x) acquisitions are more difficult to integrate than anticipated; (xi) the ability to increase market share and control expenses; (xii) the effect of changes in governmental policy, laws and regulations, or the interpretation or application thereof, including restrictions, limitations and/or penalties arising from banking, securities and insurance laws, regulations and examinations; (xiii) the impact of the application of and/or the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies; (xiv) changes in Synovus’ organization, compensation, and benefit plans; (xv) the costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto including the FDIC’s investigation of the policies, practices and procedures used by CB&T in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit; (xvi) a deterioration in credit quality or a reduced demand for credit; (xvii) Synovus’ inability to successfully manage any impact from slowing economic conditions or consumer spending; (xviii) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xix) the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (xx) the expected benefits associated with the spin-off may not be achieved; (xxi) Synovus’ indemnification obligation in connection with the Visa covered litigation may be greater than expected; and (xxii) the success of Synovus at managing the risks involved in the foregoing.

These forward-looking statements speak only as of the date on which the statements are made, and Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

Summary of Quarterly Financial Data (Unaudited)

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2007 and 2006.

	Fourth	Third	Second	First
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2007
Interest income	$553,787	572,317	564,492	547,899

Net interest income	286,685	290,839	288,475	282,949

Provision for losses on loans	70,642	58,770	20,281	20,515

Income from continuing operations before income taxes	79,832	125,838	166,864	155,140

Income from continuing operations	53,142	83,577	105,809	100,407

Income from discontinued operations, net of income taxes and minority interest	28,717	51,366	56,941	46,346

Net income	81,859	134,943	162,750	146,753

Basic earnings per share
Income from continuing operations	.16	.26	.32	.31

Net income	.25	.41	.50	.45

Diluted earnings per share
Income from continuing operations	.16	.25	.32	.30

Net income	.25	.41	.49	.45

2006
Interest income	$545,630	533,629	497,713	439,493

Net interest income	288,871	290,755	285,214	260,949

Provision for losses on loans	18,675	18,390	18,534	19,549

Income from continuing operations before income taxes	164,360	170,377	165,283	145,517

Income from continuing operations	104,976	109,983	106,384	93,760

Income from discontinued operations, net of income taxes and minority interest	70,571	44,083	46,413	40,746

Net income	175,547	154,066	152,797	134,506

Basic earnings per share
Income from continuing operations	.32	.34	.33	.30

Net income	.54	.48	.47	.43

Diluted earnings per share
Income from continuing operations	.32	.34	.33	.30

Net income	.54	.47	.47	.43